As filed with the Securities and Exchange Commission on October 2, 2014

Registration No. 333-198267

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3980 Premier Drive, Suite 210
High Point, North Carolina 27265
(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Richard D. Callicutt II
President and Chief Executive Officer
3980 Premier Drive, Suite 210
High Point, North Carolina 27265

(336) 869-9200

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Betty O. Temple, Esq. Sudhir N. Shenoy, Esq. Womble Carlyle Sandridge & Rice, LLP 550 South Main Street, Suite 400 Greenville, South Carolina 29601 (864) 255-5400	Jonathan S. Hightower, Esq. Bryan Cave LLP 1201 W. Peachtree Street, N.W., 14th Floor Atlanta, Georgia 30309 (404) 572-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of Registration fee
Common Stock, no par value per share	2,976,782	(1)	N/A	$33,935,318	(2)	$4,371	(3)(4)
Common Stock, no par value per share	400,661	(5)	N/A	$4,567,531	(6)	$531	(7)

(1)	Represents the maximum number of shares of common stock, no par value per share, of BNC Bancorp, or BNC, issuable upon consummation of the merger of Harbor Bank Group, Inc., or Harbor, with and into BNC, based on the maximum number of shares of Harbor common stock that can be exchanged in the merger for shares of BNC common stock (3,133,455), as set forth in the Agreement and Plan of Merger dated June 4, 2014 by and between BNC and Harbor multiplied by the exchange ratio (0.950).
(2)	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, the proposed maximum aggregate offering price is $33,935,318, which was determined by taking the product of the book value of Harbor common stock on June 30, 2014 ($10.83) multiplied by the aggregate number of shares of Harbor common stock expected to be exchanged in connection with the merger (3,133,455).
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.
(5)	Represents additional shares of common stock, no par value per share of BNC issuable upon consummation of the merger of Harbor with and into BNC, based on the number of shares of Harbor common stock that are subject to outstanding awards (421,748) multiplied by the exchange ratio (0.950).
(6)	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, the proposed maximum aggregate offering price is $4,567,531, which was determined by taking the product of the book value of Harbor common stock on June 30, 2014 ($10.83) multiplied by the aggregate number of shares of Harbor common stock subject to outstanding awards and exchangeable in connection with the merger (421,748).
(7)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Prospectus of BNC Bancorp	Proxy Statement of Harbor Bank Group, Inc.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Harbor Bank Group, Inc. Shareholder:

The boards of directors of BNC Bancorp, or BNC, and Harbor Bank Group, Inc., or Harbor, have each approved a merger, or the merger, of Harbor with and into BNC according to the terms of an Agreement and Plan of Merger dated June 4, 2014, or the merger agreement. If the merger is completed, BNC will be the surviving corporation in the merger. Harbor National Bank, a wholly-owned subsidiary of Harbor, or Harbor Bank, will be merged with and into Bank of North Carolina, a wholly-owned subsidiary of BNC, or the Bank, as soon as practicable following the merger.

If the merger is completed, each outstanding share of Harbor common stock will be converted into the right to receive 0.950 shares of BNC common stock. BNC will issue up to 3,377,443 shares of BNC common stock in connection with the merger based upon the number of shares of Harbor common stock outstanding (and subject to outstanding awards) as of the record date. In addition to receiving BNC common stock in the merger, you may receive cash in the merger. If the volume weighted average price of a share of BNC common stock over a twenty-day period ending on the second to last day prior to the closing of the merger, or the BNC VWAP, is less than $16.85, then each share of Harbor common stock will be converted into the right to receive, in addition to 0.950 shares of BNC common stock, cash in an amount equal to the difference between (i) $16.00 and (ii) 0.95 times the BNC VWAP. Notwithstanding the foregoing, the amount of cash payable to Harbor shareholders will not exceed $5 million in the aggregate, or approximately $1.60 per Harbor share based on the number of Harbor shares outstanding on October 1, 2014. If the BNC VWAP is greater than $18.00, then each share of Harbor common stock will be converted into and exchanged for a lesser number of shares of BNC common stock determined by the following formula:

[$17.10 + [(BNC VWAP – $18.00) x 0.60]]

BNC VWAP

The following table shows the closing sale prices of BNC common stock as reported on The NASDAQ Capital Market, or NASDAQ, on June 4, 2014, the last trading day before we announced the merger, and on October 1, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus and the implied value per share of Harbor common stock on such dates.

	BNC Common Stock	Implied Value per Share of Harbor Common Stock
June 4, 2014	$16.99	$16.14
October 1, 2014	$15.56	$14.78

The market price of BNC common stock will fluctuate before the merger and you are urged to obtain a current market quotation. BNC common stock is listed on NASDAQ under the symbol “BNCN”.

Harbor shareholders will be asked to vote on approval of the merger agreement at a special meeting of shareholders. We cannot complete the merger unless we obtain the required approval of Harbor shareholders. The merger agreement must be approved by holders of a majority of all shares of Harbor common stock entitled to vote at the Harbor special meeting.

The Harbor board of directors has determined that the merger is advisable and in the best interests of Harbor shareholders based upon its analysis, investigation and deliberation, and the Harbor board of directors recommends that the Harbor shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

You should read this proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 17 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The proxy statement/prospectus is dated October 2, 2014 and it is first being mailed to Harbor shareholders on or about October 8, 2014.

Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, South Carolina 29407

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 12, 2014 AT 8:30 A.M.

The special meeting of shareholders of Harbor Bank Group, Inc., a South Carolina corporation, or Harbor, will be held on November 12, 2014 at 8:30 a.m. local time, at the executive office of Harbor at 134 Meeting Street, Charleston, South Carolina 29401 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated June 4, 2014, by and between BNC Bancorp, or BNC, and Harbor, or the merger agreement, pursuant to which Harbor will merge with and into BNC, or the merger, with BNC as the surviving corporation, and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus.
2.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.
3.	To act upon any other matter that may properly come before the special meeting or any adjournment thereof.

Only holders of record of Harbor common stock at the close of business on October 1, 2014 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Harbor’s board of directors recommends that Harbor shareholders vote “FOR” the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

Harbor has concluded that its shareholders are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of the South Carolina Business Corporation Act, or the SCBCA. The full text of that statute is attached as Appendix B to this proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to Harbor, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Joseph P. Laferte, Jr., Harbor’s Corporate Secretary, at (843) 852-6400.

By Order of the Board of Directors,

Charles F. Rivers, III
President and Chief Executive Officer

Charleston, South Carolina
October 2, 2014

SHAREHOLDERS MAY ALSO ELECT TO VOTE BY PHONE BY DIALING 1-855-782-8492,
OR VOTE ONLINE AT www.rtcoproxy.com/6213

HAVE YOUR PROXY CARD IN HAND WHEN YOU CALL AND THEN FOLLOW
THE INSTRUCTIONS.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive — Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by November 4, 2014 in order to receive them before Harbor’s special meeting of shareholders. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus or incorporated herein.

See “Where You Can Find More Information” on page 83

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-198267), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BNC common stock to be issued to Harbor shareholders as required by the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of Harbor shareholders, at which Harbor shareholders will be asked, among other items, to vote upon a proposal to approve the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 2, 2014. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to Harbor shareholders nor the issuance by BNC of shares of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Harbor has been provided by Harbor and information contained in this document regarding BNC has been provided by BNC.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE HARBOR SPECIAL MEETING

The following are some questions that you, as a Harbor shareholder, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions. BNC and Harbor urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?
A:	BNC and Harbor have agreed to the merger of Harbor with and into BNC, pursuant to the terms of the merger agreement that is described in this document. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Harbor Bank will be merged with and into the Bank as soon as practicable following the merger.
Q:	When and where will the special meeting be held?
A:	The Harbor special meeting will be held at the executive office of Harbor at 134 Meeting Street, Charleston, South Carolina 29401, on November 12, 2014 at 8:30 a.m., local time.
Q:	How do I vote?
A:	If you are a shareholder of record of Harbor as of the record date that is entitled to vote at the special meeting, you may vote in person by attending the Harbor special meeting or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed proxy card and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The return of a proxy card will not affect your right to revoke it or to attend the meeting and vote in person.
If you hold shares of Harbor common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the Harbor special meeting.
Q:	What vote is required to approve each proposal?
A:	The proposal at the Harbor special meeting to approve the merger agreement requires the affirmative vote of a majority of all shares of Harbor common stock entitled to vote at the Harbor special meeting.
The special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. More votes cast in favor of the proposal than are cast against it are required to adjourn such meeting.
The directors of Harbor have agreed, in writing, to vote their shares in support of the merger and the merger agreement. As of October 1, 2014, such directors and their affiliates are entitled to vote 395,995 shares of Harbor common stock, or approximately 12.64% of the shares outstanding. As of October 1, 2014, directors and executive officers of Harbor as a group and their affiliates are entitled to vote 454,845 shares of Harbor common stock, or approximately 14.52% of the shares outstanding.
Q:	How does the board of directors of Harbor recommend that I vote on each proposal?
A:	The Harbor board of directors, or the Harbor Board, recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Harbor common stock that you owned as of the record date.
Q:	What will happen if I fail to vote or I abstain from voting?
A:	If you are a Harbor shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. Assuming a quorum of the common stock (that is, holders of at least a majority of the outstanding shares of Harbor common stock as of the record date) are present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the special meeting, if necessary or appropriate.
Q:	If my shares of Harbor are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?
A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to Harbor or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign, date, and return your proxy card without indicating how to vote on any particular proposal, the Harbor common stock represented by your proxy will be voted in favor of that proposal.
Q:	What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?
A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the Harbor special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.
Q:	Can I change my vote after I have returned a proxy or voting instruction card?
A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:
•	you can send a signed notice of revocation to Joseph P. Laferte, Jr., Harbor’s Corporate Secretary;
•	you can grant a new, valid proxy bearing a later date; or
•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Harbor’s Corporate Secretary no later than the beginning of the special meeting. If your Harbor shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	What will I receive in the merger?
A:	Each share of Harbor common stock will be exchanged for 0.950 shares of BNC common stock. BNC will issue up to 3,377,443 shares of BNC common stock in connection with the merger based upon the number of shares of Harbor common stock outstanding (and subject to outstanding awards) as of the record date. BNC will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive based upon the average of the closing sales prices of a share of BNC common stock as reported on NASDAQ for the date immediately prior to the effective time of the merger. Each outstanding share of BNC common stock will remain outstanding after the merger.

Because BNC’s common stock is publicly traded, the market value of its stock varies frequently and BNC has a limited ability to control shifts in share price. BNC and Harbor have agreed that the merger consideration will be subject to adjustments based on the BNC VWAP prior to the closing of the merger. As a result, in addition to receiving BNC common stock in the merger, you may also receive cash in the merger. If the BNC VWAP is less than $16.85, then each share of Harbor common stock will be converted into the right to receive, in addition to 0.950 shares of BNC common stock, cash in an amount equal to the difference between (i) $16.00 and (ii) 0.95 times the BNC VWAP. Notwithstanding the foregoing, the amount of cash payable to Harbor shareholders will not exceed $5 million in the aggregate.

If the BNC VWAP is greater than $18.00, then each share of Harbor common stock shall be converted into and exchanged for a lesser number of shares of BNC common stock determined by the following formula:

[$17.10 + [(BNC VWAP – $18.00) x 0.60]]
BNC VWAP

For example, if the BNC VWAP is $18.50, then each share of Harbor common stock will be exchanged for 0.9405 shares of BNC common stock.

Q:	What will holders of Harbor stock options and warrants receive in the Merger?
A:	The merger agreement provides that all outstanding stock options, warrants and other stock based awards granted by Harbor, whether vested or not, shall be cancelled at the effective time of the merger and the holders of such stock-based awards will be entitled to receive cash therefore equal to the greater of the (1) imputed cash value per share of Harbor common stock pursuant to the exchange provisions in the merger agreement less the exercise price of each such option or warrant, or (2) $16.00 less the exercise price of each such option or warrant.
Q:	What do I need to do now?
A:	You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. You should also complete the Letter of Transmittal that will be mailed separately to you after the closing of the merger. Do not send in your certificates with your proxy card.
Q:	Am I entitled to dissenters’ rights of appraisal or similar rights?
A:	Yes. Under South Carolina law, Harbor shareholders may exercise their dissenters’ rights of appraisal to demand payment of the fair value of their shares of Harbor common stock in connection with the merger. These rights are occasionally referred to as “dissenters’ rights” in this proxy statement/prospectus. The provisions of South Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Chapter 13 of the SCBCA is included with this proxy statement/prospectus as Appendix B.
Q:	What are the material United States federal income tax consequences of the merger to shareholders?
A:	In general, for U.S. federal income-tax purposes, Harbor shareholders are not expected to recognize a gain or loss on the exchange of their Harbor common stock. This expectation, however, is based on the assumption that the merger qualifies as a nontaxable “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Any cash consideration by Harbor shareholders is expected to be taxable to the extent of such cash consideration received.

Harbor shareholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and may depend on a shareholder’s individual tax circumstances. See “Proposal 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning at page 41.

Q:	When do you expect the merger to be completed?
A:	BNC and Harbor are working to complete the merger as soon as possible, and expect to complete the merger in the fourth quarter of 2014. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by Harbor shareholders, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.
Q:	Whom should I call if I have any questions?
A:	Harbor shareholders who have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this document or additional proxy cards should contact:

Joseph P. Laferte, Jr.
Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, South Carolina 29407
Phone: (843) 852-6400
Fax: (843) 852-6429

SHAREHOLDERS MAY ALSO ELECT TO VOTE BY PHONE BY DIALING 1-855-782-8492,
OR VOTE ONLINE AT www.rtcoproxy.com/6213

HAVE YOUR PROXY CARD IN HAND WHEN YOU CALL AND THEN FOLLOW
THE INSTRUCTIONS.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to so that you may fully understand the merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 83. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BNC” refer to BNC Bancorp, all references to the “Bank” refer to Bank of North Carolina, BNC’s wholly-owned subsidiary (which operates under the name BNC Bank for its South Carolina locations), all references to BNC’s common stock refer to BNC’s voting common stock, all references to “Harbor” refer to Harbor Bank Group, Inc., and all references to “Harbor Bank” refer to Harbor National Bank, Harbor’s wholly-owned subsidiary.

The Companies

BNC Bancorp

BNC Bancorp
3980 Premier Drive — Suite 210
High Point, North Carolina 27265
Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. The Bank has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

As of June 30, 2014, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.68 billion, $3.12 billion and $326.8 million, respectively. BNC’s common stock is listed and traded on NASDAQ under the symbol “BNCN.”

On September 30, 2014, BNC completed the public offering and sale of $60 million of its 5.5% Fixed to Floating Rate Subordinated Notes due October 1, 2024 (the “Notes”). The Notes will bear interest at a fixed rate of 5.5% per annum from and including September 30, 2014 to but excluding October 1, 2019, payable semi-annually in arrears. From and including October 1, 2019 to the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three month LIBOR plus 359 basis points, payable quarterly in arrears. The Notes were sold to the public at par, resulting in net proceeds, after underwriting discounts and commissions, of approximately $59.1 million. BNC used a portion of the proceeds of the offering to fund the payment of the outstanding principal balance on its $30.0 million senior unsecured term loan with Synovus Bank and to fund the payment of accrued and unpaid interest and prepayment fees due under such loan, and will use the balance of the proceeds for general corporate purposes.

Additional information about BNC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 83.

Harbor (see page 69)

Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, South Carolina 29407
Telephone: (843) 852-6400

Harbor was incorporated under South Carolina law in August 2005. It currently owns one community bank — Harbor National Bank, or Harbor Bank, a federally chartered bank that operates four branches in Charleston and Mount Pleasant, South Carolina and two mortgage offices in Hilton Head Island and Mount Pleasant, South Carolina. Harbor Bank commenced business in February 2006.

Harbor is a bank holding company regulated by the Federal Reserve. Harbor’s assets consist principally of the shares of stock of Harbor Bank. Harbor Bank is a nationally chartered bank that is regulated by the Office of the Comptroller of the Currency, or the OCC. Its deposits are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to applicable federal deposit insurance limits.

Harbor Bank provides a full range of commercial and consumer banking services in Charleston and Mount Pleasant, South Carolina. The banking products offered by Harbor Bank include checking and savings accounts, business checking accounts, time deposits and money market accounts. Harbor Bank also offers internet banking services, bill payment, cash management services, remote deposit recapture, retirement account services and cash management services. Harbor also provides mortgage banking services from offices in Hilton Head Island and Mount Pleasant, South Carolina.

At June 30, 2014, Harbor had total assets of $318 million, total deposits of $261 million, and total stockholders’ equity of $34 million. Harbor is privately held, and has approximately 428 shareholders. There is no market for its common stock and its shares are traded in privately negotiated transactions. See “Financial Statements of Harbor Bank Group, Inc.”

The Special Meeting of Harbor Shareholders

Date, Time and Place (see page 24)

Harbor will hold its special meeting of shareholders on Wednesday, November 12, 2014 at 8:30 a.m., local time, at the executive office of Harbor at 134 Meeting Street, Charleston, South Carolina 29401. The Harbor Board has set the close of business on October 1, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of October 1, 2014, there were 3,133,455 shares of Harbor common stock outstanding.

Purpose of the Special Meeting (see page 24)

Harbor shareholders will be asked to vote on a proposal to approve the merger agreement pursuant to which Harbor will merge with and into BNC and a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Harbor shareholders may also be asked to vote on any other business that properly arises during the special meeting or any adjournment thereof.

Under the terms of the merger agreement, BNC will acquire Harbor by merging Harbor with and into BNC. Harbor will cease to exist as a separate entity. A copy of the merger agreement is attached to this document as Appendix A. Harbor Bank will be merged with and into the Bank as soon as practicable following the merger.

The Harbor Board of Directors Recommends Shareholder Approval of the Merger Agreement (see page 27)

The Harbor Board believes that the merger is in the best interests of its shareholders and Harbor, and recommends that you vote “FOR” approval of the merger agreement. For the factors considered by the

Harbor Board in reaching its decision to approve the merger agreement, see “Proposal 1 — Approval of the Merger Agreement Harbor’s Reasons for the Merger and Recommendation of the Harbor Board of Directors.”

Consideration Payable to Harbor Shareholders (see page 46)

Harbor shareholders will receive 0.950 shares of BNC common stock for each share of Harbor common stock. BNC will issue up to 3,377,443 shares of BNC common stock in connection with the merger based upon the number of shares of Harbor common stock outstanding (and subject to outstanding awards) as of the record date. The value of the merger consideration to be paid in the form of shares of BNC common stock will fluctuate with the market price of BNC common stock. In addition to receiving BNC common stock in the merger, Harbor shareholders may receive cash in the merger if the BNC VWAP is below a specified threshold. If the BNC VWAP is less than $16.85, then each share of Harbor common stock will be converted into the right to receive, in addition to 0.950 shares of BNC common stock, cash in an amount equal to the difference between (i) $16.00 and (ii) 0.95 times the BNC VWAP. Notwithstanding the foregoing, the amount of cash payable to Harbor shareholders will not exceed $5 million in the aggregate.

If the BNC VWAP is greater than $18.00, then each share of Harbor common stock shall be converted into and exchanged for a number of shares of BNC common stock determined by the following formula:

[$17.10 + [(BNC VWAP – $18.00) x 0.60]]
BNC VWAP

The Merger Consideration is Fair from a Financial Point of View According to BSP Securities, Inc. (see page 28)

Representatives of BSP Securities, Inc., or BSP, a wholly-owned subsidiary of Banks Street Partners, LLC, rendered its written opinion to the Harbor Board, dated June 2, 2014, that, as of such date, and based upon and subject to various qualifications, assumptions and limitations set forth therein, from a financial point of view, the merger consideration to be received by holders of Harbor’s outstanding common stock, other than Harbor or BNC, in the merger pursuant to the merger agreement was fair.

The full text of the written opinion of BSP, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document. BSP provided its opinion for the information and assistance of the Harbor Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the Harbor shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of BSP did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The BSP opinion does not constitute a recommendation to the Harbor Board or any holder of Harbor common stock as to how the Harbor Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Approval of a Majority of All Shares of Harbor Common Stock to Vote at the Special Meeting Is Required for the Merger (see page 24)

Approval of holders of a majority of all shares of Harbor common stock entitled to vote at the special meeting, and voting together as one voting group, is required to approve the merger agreement. Each holder of shares of Harbor common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement is a majority of all outstanding shares of Harbor common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Public Trading Market and Share Information (see page 37)

BNC common stock is listed on NASDAQ under the symbol “BNCN.” The following table shows the closing sale prices of BNC common stock as reported on NASDAQ on June 4, 2014, the last trading day before we announced the merger, and on October 1, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of Harbor common stock, calculated by multiplying the closing price of

BNC common stock on those dates by the exchange ratio of 0.950. BNC will issue up to 3,377,443 shares of its common stock in connection with the merger based upon the number of shares of Harbor common stock outstanding (and subject to outstanding awards) as of the record date.

	BNC common stock	Implied Value per share of Harbor common stock
At June 4, 2014	$16.99	$16.14
At October 1, 2014	$15.56	$14.78

The market price of BNC’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place, as well as after completion of the merger. Harbor shareholders are urged to obtain current market quotations for BNC’s common stock. No assurance can be given as to the market price of BNC’s common stock at the time of the merger or thereafter.

Harbor Directors Have Entered into Support Agreements (see page 25)

In consideration of BNC agreeing to enter into the merger agreement, the directors of Harbor have entered into support agreements with BNC, pursuant to which they have each agreed to vote their shares of Harbor common stock in favor of the merger. These agreements, however, will terminate if the Harbor Board makes an Adverse Recommendation Change (as defined in the merger agreement and described in more detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”). A copy of a form of this support agreement is attached as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A. Because the Harbor directors collectively are entitled to vote 395,995 shares of the common stock, or approximately 12.64% of the outstanding shares of Harbor common stock, these support agreements may have the effect of discouraging a competing offer to acquire Harbor.

Treatment of Harbor Stock Options, Warrants or Other Stock-Based Awards (see page 46)

The merger agreement provides that all outstanding stock options, warrants and other stock-based awards granted by Harbor, whether vested or not shall be cancelled at the effective time of the merger and the holders of such stock-based awards will be entitled to receive cash therefore equal to the greater of the (i) imputed cash value per share of Harbor common stock pursuant to the exchange provisions in the merger agreement less the exercise price of each such option or warrant, or (ii) $16.00 less the exercise price of each such option or warrant.

Harbor Directors and Executive Officers May Have Interests in the Merger That Differ from Interests of Harbor Shareholders (see page 34)

Harbor’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as Harbor shareholders. The Harbor Board considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement to Harbor shareholders. Some of the interests of the directors and executive officers of Harbor include:

•	Stock options and warrants granted to certain officers and directors of Harbor, whether vested or unvested, shall be converted into the right to receive cash, without interest, in the amount of the “in the money” portion of the option or warrant at closing, with such “in the money value” being based upon the greater of (i) the value of the consideration per share to be received by holders of Harbor common stock less the exercise price of each such option or warrant, or (ii) $16.00 less the exercise price of each such option or warrant.
•	The Bank entered into an employment agreement, effective upon closing of the merger, with Charles F. Rivers, III, President and Chief Executive Officer of Harbor, with a term of two years following closing of the merger (and the Bank must not attempt to rescind or repudiate such employment agreement at closing).
•	The Bank will enter into an employment agreement with Willard R. Stout, Commercial Banking Manager of Harbor, with a term of 18 months following the closing of the merger.

•	To the extent permitted by applicable law, BNC has agreed to pay each of Charles F. Rivers, III, Willard R. Stout, Joseph P. Laferte, Jr., Kathy Hall, Ryan Werking and Charles H. Stuart payments in the amount of $440,000, $312,500, $142,856, $121,732, $127,802 and $328,878, respectively, at or before the closing of the merger.
•	BNC will generally indemnify each officer and director of Harbor against certain liabilities arising from their acts or omissions before the merger, for a period of six years following the effective time of the merger and will provide liability insurance to such persons during that 6-year period in coverage amounts that can be purchased for up to 150% of the current annual premium of Harbor’s liability insurance.

The Harbor Board was aware of these interests and considered them in approving and recommending the merger.

Conditions Must Be Satisfied Before the Merger Will Be Completed (see page 56)

Currently, we expect to complete the merger in the fourth quarter of 2014. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the approval of the merger agreement by Harbor shareholders entitled to vote at the Harbor special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed.

Regulatory Approval or Non-Objection Must Be Obtained Before the Merger Will Be Completed (see page 37)

BNC and Harbor must obtain all regulatory approvals, waivers and non-objections required to complete the transactions contemplated by the merger agreement. These approvals include approval from the FDIC, the Office of the Commissioner of Banks of the State of North Carolina, or the NCCOB, the Federal Reserve, and the OCC. Approval or non-objection by the regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Harbor shareholders.

Termination of the Merger Agreement (see page 57)

The merger agreement may be terminated by mutual consent, or by either BNC or Harbor if the merger has not occurred by November 30, 2014 and under other limited circumstances described in the merger agreement and which are described in further detail later in this proxy statement/prospectus. Either BNC or Harbor may terminate the merger agreement in the event that both: (i) the BNC VWAP is less than $13.27, or the Initial VWAP, and (ii) the number obtained by dividing the BNC VWAP by the Initial VWAP is less than 80% of the number obtained by dividing $68.11 by the average closing price of the KBW Regional Bank Index during the same time period.

Harbor will be required to pay BNC a termination fee in the amount of $2,000,000, plus up to $250,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if Harbor enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to Harbor was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination Harbor entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or
•	after receiving an Alternative Proposal, the Harbor Board does not take action to convene the special meeting of Harbor’s shareholders to approve the merger agreement and the merger and/or recommend that the Harbor shareholders approve the merger agreement and the merger, and within 12 months of receiving the Alternative Proposal, Harbor has entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from Those of Harbor Shareholders (see page 63)

When the merger is completed, Harbor shareholders will become BNC shareholders. The rights of BNC shareholders differ from the rights of Harbor shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of Harbor.

Harbor Shareholders Have Dissenters’ Rights in Connection with the Merger (see page 38)

Harbor shareholders are entitled to exercise dissenters’ rights with respect to the merger and, if the merger is completed and they perfect their dissenters’ rights, to receive payment in cash for the fair value of their shares. In general, to preserve their dissenters’ rights, Harbor shareholders who wish to exercise these rights must:

•	be entitled to vote on the merger;
•	deliver to Harbor, at or before Harbor’s special meeting of shareholders, written notice of the shareholder’s intent to demand payment if the merger is effectuated;
•	not vote their shares “FOR” approval of the merger;
•	demand payment and deposit their shares; and
•	comply with the other procedures set forth in Chapter 13 of the SCBCA.

The text of Sections 33-13-101 to 33-13-310, governing dissenters’ rights is included with this proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of dissenters’ rights under Sections 33-13-101 to 33-13-310 of the SCBCA. We urge you to carefully read the text of Sections 33-13-101 to 33-13-310 of the SCBCA governing dissenters’ rights.

Harbor Has Agreed Not to Solicit Alternative Transactions (see page 52)

In the merger agreement, Harbor has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving Harbor by any party other than BNC. This restriction may deter other potential acquirers of control of Harbor. However, Harbor may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page 41)

The merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to both BNC’s and Harbor’s obligations to complete the merger that BNC receive a legal opinion to that effect. Assuming the merger qualifies as a reorganization, the merger generally will be tax free to you for the BNC common stock you receive in the merger and taxable to you if you receive cash as part of the merger. Shareholders should read the full description of the tax consequences of the merger beginning at page 41.

The federal income-tax consequences described above may not apply to all holders of Harbor common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s audited consolidated financial statements as of and for the years ended December 31, 2009 through 2013 and as of and for the six months ended June 30, 2013 and 2014. You should read this information in conjunction with BNC’s audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page 83.

Selected Financial Data
(dollars in thousands, except per share data and non-financial information, shares in thousands)

	As of/For The Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Total interest income	$74,351	$66,826	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	9,736	14,727	30,063	32,891	32,920	34,747	32,867
Net interest income	64,615	52,099	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	4,701	6,403	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	59,914	45,696	96,419	57,887	52,209	33,881	30,465
Non-interest income	10,930	11,804	22,806	33,138	20,802	28,813	8,686
Non-interest expense	54,283	46,875	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	16,561	10,625	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	3,944	1,679	4,045	(1,700)	(1,783)	(204)	(285)
Net income	12,617	8,946	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	—	1,060	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Per Common Share Data:
Basic earnings per share	$0.45	$0.30	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.45	0.30	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.10	0.10	0.20	0.20	0.20	0.20	0.20
Book value	11.00	9.61	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.90	8.41	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding:
Basic	28,095	26,470	26,683	17,595	10,878	9,262	7,340
Diluted	28,232	26,486	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342

	As of/For The Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Period-End Balance Sheet Data:
Total assets	$3,683,230	$2,929,636	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment securities available-for-sale	256,285	242,576	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	245,341	223,503	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,670,299	2,048,941	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	30,129	32,859	32,875	40,292	31,008	24,813	17,309
Goodwill	50,744	27,111	28,384	27,111	26,129	26,129	26,129
Deposits	3,124,648	2,428,315	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	108,275	112,105	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,174	115,592	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	326,836	254,445	271,330	282,244	163,855	152,224	126,206
Selected Average Balances:
Total assets	$3,362,233	$2,948,251	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment securities	502,943	467,573	483,984	353,040	339,067	352,099	430,684
Total loans	2,440,591	2,079,887	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	3,023,497	2,627,125	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,503,794	2,232,266	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,665,668	2,387,358	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	306,681	275,233	269,123	212,955	156,968	149,959	123,641
Selected Performance Ratios:
Return on average assets(2)	0.76%	0.54%	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	8.30%	6.31%	6.28%	5.11%	4.12%	5.47%	4.83%
Return on average tangible common equity(4)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.57%	4.26%	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	9.12%	9.34%	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	68.31%	69.66%	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	22.22%	33.33%	32.79%	41.67%	44.44%	32.26%	32.26%
Allowance for loan losses to period-end portfolio loans(7)	1.13%	1.60%	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	84.86%	48.74%	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.34%	3.90%	2.74%	3.93%	6.57%	6.29%	2.04%

	As of/For The Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.51%	0.85%	0.57%	1.09%	1.14%	1.39%	1.13%
Capital Ratios:(11)
Total risk-based capital	11.18%	13.82%	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	10.13%	12.57%	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.43%	9.44%	8.96%	9.71%	7.38%	7.42%	8.32%
Other Data:
Number of full service banking offices	48	32	39	35	30	23	17
Number of limited service offices	—	—	—	—	1	1	1
Number of full time employee equivalents	708	543	620	541	442	358	249

(1)	Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.
(2)	Calculated by dividing net income available to common shareholders by average assets.
(3)	Calculated by dividing net income available to common shareholders by average common equity.
(4)	Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.
(5)	Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $3.9 million and $3.4 million for the six months ended June 30, 2014 and 2013, and $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.
(6)	Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.
(7)	Includes loans covered under loss-share agreements of $158.9 million and $219.3 million at June 30, 2014 and 2013, and $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(8)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $15.9 million and $44.3 million at June 30, 2014 and 2013, and $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(9)	Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $28.6 million and $62.0 million at June 30, 2014 and 2013, and $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.
(10)	Net loan charge-offs include $0.7 million and $8.7 million of covered loans that are reimbursed 80% by the FDIC for the six months ended June 30, 2014 and 2013 and $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.
(11)	Capital ratios are for the Bank.

Reconciliation of Non-GAAP Financial Measures
(dollars in thousands, except per share data, shares in thousands)

	As of/For the Six Months Ended June 30,		As of/For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$326,836	$254,445	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	—	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	62,406	31,671	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	264,430	222,774	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.90	$8.41	$8.66	$8.20	$9.60	$8.49	$9.43
Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	586	321	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	13,203	8,207	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	306,881	252,153	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	44,353	31,933	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	262,328	220,220	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%

MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of October 1, 2014, there were 29,474,714 shares of BNC common stock outstanding, which were held by 2,807 holders of record, and on such date (or within 60 days of that date) there were outstanding exercisable options and other rights to purchase or acquire shares for 358,069 additional shares of BNC common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on NASDAQ, and dividends declared and paid per share of BNC common stock.

	High	Low	Dividend Declared
2012
First Quarter	$8.00	$6.80	$0.05
Second Quarter	8.41	6.72	0.05
Third Quarter	8.50	7.41	0.05
Fourth Quarter	8.87	7.34	0.05
2013
First Quarter	$10.10	$7.85	$0.05
Second Quarter	11.47	9.56	0.05
Third Quarter	14.35	11.26	0.05
Fourth Quarter	17.34	11.67	0.05
2014
First Quarter	$18.90	$16.36	$0.05
Second Quarter	18.95	15.63	0.05
Third Quarter	17.69	15.66	0.05

On June 4, 2014, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $17.00 and $16.78, respectively. On October 1, 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $15.88 and $15.51, respectively.

Harbor shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the merger.

Harbor’s common stock is not listed on any exchange or traded on the floor of an organized national or regional stock exchange. Harbor’s common stock is sporadically traded in privately negotiated sales. As of October 1, 2014, there were 3,133,455 shares of Harbor common stock outstanding, which were held by 427 holders of record.

During the first six months of 2014, there was one transaction in Harbor common stock at a weighted average reported transaction price of $9.00 per share. During 2013, there were four transactions in Harbor common stock at a weighted average reported transaction price of $7.25 per share. During 2012, there were five transactions in Harbor common stock for a total of 10,500 shares at a weighted average reported price of $7.25 per share.

The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock paid on August 29, 2014. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation” on page 71.

In March 2013, Harbor paid a 10% stock dividend and issued 284,862 shares of its common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on page 23 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by BNC for the year ended December 31, 2013, and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Risks Related to the Merger

Harbor shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Harbor shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in Harbor prior to the merger. If the merger is consummated, current Harbor shareholders will own approximately 9.5% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former Harbor shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

Because the market price of BNC common stock will fluctuate, Harbor common stock shareholders will not know until the effective time of the merger the value of the BNC common stock they will receive in the merger.

Each share of Harbor common stock will be converted into the right to receive 0.950 shares of BNC common stock, subject to adjustments based on the BNC VWAP prior to the closing of the merger (including the payment of cash if the BNC VWAP is below a specified threshold). Changes in the price of the BNC common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in BNC’s business, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond BNC’s control.

As a result of any such changes in stock price, the market value of the shares of BNC common stock that Harbor shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this proxy statement/prospectus, on the date of the Harbor special meeting or on the date on which Harbor shareholders actually receive their shares of BNC common stock. Accordingly, at the time of the Harbor special meeting, Harbor shareholders will not know or be able to calculate the exact market value of BNC common stock that they will receive upon completion of the merger, which could be significantly less than the current market value of BNC common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and Harbor. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and Harbor. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

BNC and Harbor have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Harbor and BNC during that transition period.

BNC and Harbor will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and Harbor expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. BNC and Harbor are continuing to assess the impact of these costs. Although BNC and Harbor believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of Harbor or BNC currently.

The businesses of BNC and Harbor differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or Harbor. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 83. For a discussion of the business of Harbor and of certain factors to consider in connection with its business, see “Information About Harbor” beginning on page 69.

The opinion obtained by Harbor from BSP will not reflect changes in circumstances between signing the merger agreement and the closing of the merger.

Harbor has not obtained an updated opinion from BSP as of the date of this proxy statement/prospectus. Changes in the operations and prospects of BNC or Harbor, general market and economic conditions and other factors that may be beyond the control of BNC and Harbor, and on which the BSP opinion was based, may significantly alter the value of BNC or Harbor or the prices of shares of BNC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Harbor currently does not anticipate asking BSP to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Harbor received from BSP, see “Proposal 1 — Approval of the Merger Agreement — Opinion of Financial Advisor to Harbor” beginning on page 28. For a description of the other factors considered by the Harbor Board in determining to approve the merger, see “Proposal 1 — Approval of the Merger Agreement — Harbor’s Reasons for the Merger and Recommendation of the Harbor Board of Directors” beginning on page 27.

The merger agreement limits Harbor’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Harbor’s ability to discuss competing third-party proposals to acquire all or a significant part of Harbor. In addition, Harbor has agreed to pay BNC a termination fee of $2,000,000 plus an expense reimbursement of up to $250,000 if the transaction is terminated because Harbor decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Harbor from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Harbor than it might otherwise have proposed to pay.

Harbor directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Harbor shareholders.

Executive officers of Harbor, together with Harbor’s financial and legal advisors, negotiated the terms of the merger agreement with their counterparts at BNC, and Harbor’s board of directors adopted and approved the merger agreement and recommended that Harbor shareholders vote to approve the merger agreement on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Harbor’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Harbor shareholders. For example, BNC has entered into an employment agreement, effective upon closing of the merger, with Charles F. Rivers, III, President and Chief Executive Officer of Harbor, for a term of two years following the closing of the merger, and has agreed to enter into an employment agreement with Willard R. Stout, Commercial Banking Manager of Harbor, for a term of 18 months following the closing of the merger. In addition, BNC is obligated under the merger agreement to provide to Harbor’s directors and officers continuing indemnification and directors’ and officers’ liability insurance for six years following the merger. Furthermore, all of the officers and directors of Harbor will receive cash at the time of the merger for their vested and unvested stock options and warrants. The shares underlying these unvested stock options and warrants for such officers and directors are 335,701 in the aggregate and are disclosed for each officer and director in the table in the section entitled “Security Ownership of Beneficial Owners and Management of Harbor” on page 82. These and some other additional interests of Harbor directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “Proposal 1 — Approval of the Merger Agreement — Harbor’s Directors and Officers Have Financial Interests in the Merger” beginning on page 34 for information about these financial interests.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or NASDAQ rules, the merger will not occur or will be delayed and each of BNC and Harbor may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page 56, must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and Harbor are obligated to complete the merger:

•	the merger agreement must be approved by the holders of a majority of the outstanding shares of Harbor common stock as of the record date of the Harbor special meeting;
•	all required regulatory consents must be obtained; and
•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger.

The merger may distract management of Harbor and BNC from their other responsibilities.

The merger could cause the respective management groups of Harbor and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

Sales of substantial amounts of BNC common stock in the open market by former Harbor shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of Harbor will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of October 1, 2014, BNC had 29,474,714 shares of common stock outstanding and 358,069 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares within 60 days of such date. BNC will issue up to 3,377,443 shares of its common stock in connection with the merger.

If the merger is completed and if Harbor’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions including Harbor, involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;
•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;
•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;
•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;
•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;
•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;
•	BNC’s announcement of additional transactions prior to completion of the merger could result in a delay in obtaining regulatory or shareholder approval for the merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;
•	BNC may not be able to obtain regulatory approval for an acquisition;
•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;
•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;
•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or
•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First National Bank in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles, or GAAP, BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, Harbor and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or Harbor to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or Harbor in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;
•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	revenues following the merger may be lower than expected;
•	changes in the interest rate environment may reduce interest margins and impact funding sources;
•	changes in market rates and prices may adversely impact the value of financial products;
•	customer and employee relationships and business operations may be disrupted by the merger;
•	the ability to obtain required governmental and Harbor shareholder approvals, and the ability to complete the merger on the expected timeframe;
•	possible changes in economic and business conditions;
•	the existence or exacerbation of general geopolitical instability and uncertainty;
•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;
•	possible changes in monetary and fiscal policies, and laws and regulations;
•	the effects of easing of restrictions on participants in the financial services industry;
•	the cost and other effects of legal and administrative cases;
•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;
•	the effects of changes in interest rates; and
•	other risks and factors identified in this proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

Additional factors that could cause BNC’s or Harbor’s results to differ materially from those described in the forward-looking statements can be found in BNC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page 83. All subsequent written and oral forward-looking statements concerning the merger or other matters and attributable to BNC or Harbor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and Harbor undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

THE HARBOR SPECIAL MEETING

Date, Time and Place

Harbor will hold a special meeting of its shareholders at the executive office of Harbor at 134 Meeting Street, Charleston, South Carolina 29401, at 8:30 a.m., local time on November 12, 2014.

Purpose of the Special Meeting

At the special meeting, Harbor’s shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement between BNC and Harbor and the merger of Harbor with and into BNC;
•	adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and
•	transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of Harbor

The Harbor Board has determined that the merger is advisable and in the best interests of Harbor and its shareholders and recommends that Harbor’s shareholders vote “FOR” approval of the merger agreement and “FOR” adjournment of the special meeting to a later date or dates, if necessary or appropriate.

Record Date and Voting Securities

The Harbor Board has set the close of business on October 1, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of October 1, 2014, there were 3,133,455 shares of Harbor common stock outstanding.

Quorum and Voting Procedures; Votes Required for Approval

A quorum of the common stock must be present for business to be conducted at the special meeting on the matters on which such holders are entitled to vote. For all matters to be voted on at the meeting by Harbor’s shareholders, a quorum will consist of a majority of the outstanding shares of Harbor’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to those shares held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that Harbor shareholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of Harbor common stock you held of record on the record date on each matter brought before the special meeting on which you are entitled to vote.

Approval of the merger agreement requires the affirmative vote of a majority of all shares of Harbor common stock entitled to vote at the special meeting voting together as one voting group. In the case of this proposal, abstentions and broker non-votes will have the same effect as a vote against the merger.

The proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate requires the vote of more shares cast in favor of the proposal than are cast against it. In the case of this proposal, abstentions and broker non-votes will have no effect on the vote.

Directors and executive officers of Harbor, who are entitled to vote approximately 14.52% of Harbor common stock as of October 1, 2014, are expected to vote for approval of the merger agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Harbor entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Harbor agreed, among other things, to vote (or cause to be voted), all the shares over which he or she has sole voting authority, in favor of the approval of the merger agreement at the special meeting of the Harbor shareholders. As of October 1, 2014, the directors of Harbor were entitled to vote 395,995 shares, or approximately 12.64% of the outstanding shares of Harbor common stock. The support agreements will terminate if the Harbor Board makes an Adverse Recommendation change (as defined in the merger agreement and as further described under “The Merger Agreement — Agreement Not to Solicit Other Offers.”) A copy of the form of this support agreement is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Harbor shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the Harbor special meeting is solicited by the Harbor Board. The Harbor Board has selected Charles F. Rivers, III, to act as proxy with full power of substitution.

Harbor requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner on the proposals on which such shareholder is entitled to vote (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the merger agreement; and
•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

As of the date of this proxy statement/prospectus, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or in the related Harbor proxy card, other than the matters set forth in the notice of special meeting of shareholders of Harbor. If any other matter is properly presented at the Harbor special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the Harbor special meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Harbor or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Harbor stock on behalf of their customers may not give a proxy to Harbor to vote those shares without specific instructions from their customers.

If you are a Harbor shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Harbor special meeting in person.

Revocability of Proxies

A shareholder may revoke an appointment of a proxy at any time before the special meeting by:

•	sending a signed notice of revocation to Joseph P. Laferte, Jr., Harbor’s Corporate Secretary, at Harbor’s offices at 1503 Old Towne Road, Charleston, South Carolina 29407;
•	sending a new, valid proxy bearing a later date to Joseph P. Laferte, Jr. at the address indicated above; or
•	if a shareholder of record, attending the special meeting and announcing the shareholder’s intention to vote in person.

Solicitation of Proxies

Harbor will pay the cost of preparing, assembling and mailing this proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails and the Internet, appointments of proxy may be solicited in person or by telephone by Harbor’s officers, directors, and employees without additional compensation. Harbor will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Harbor’s common stock.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

Background of the Merger

Since Harbor’s inception, the Harbor Board has been committed to maximizing shareholder value. As the banking environment has continued to improve in recent years, particularly in Charleston, South Carolina, the Harbor Board became more focused on the strategic alternatives of the organization. Consistent with that, the Harbor Board invited representatives of BSP to attend a special board meeting on January 8, 2014, during which meeting BSP presented on general market conditions, a potential valuation for Harbor, and the bank merger and acquisition environment. The board also generally discussed the strategy for Harbor during that meeting and concluded that a merger transaction could be attractive if an attractive equity currency were offered by an institution that the board of directors viewed as presenting an appropriate investment opportunity for Harbor’s shareholders. The board authorized its executive committee to continue discussions with BSP about this idea.

Later in January 2014, Charles F. Rivers, III, President and CEO of Harbor, attended a conference focused on bank mergers and acquisitions on behalf of Harbor in order to learn more about potential opportunities. At that conference, Mr. Rivers met with Richard D. Callicutt II, President and CEO of BNC, and Mr. Callicutt expressed an interest on behalf of BNC in a possible combination with Harbor. Following that meeting, BSP presented Harbor’s executive committee with information concerning BNC and the overall benefits and detriments of negotiation of a merger with a specific party rather than conducting a limited or full auction of Harbor. After consideration, the executive committee approved the engagement of BSP to pursue strategic alternatives on behalf of Harbor, including attempting to negotiate a favorable merger with BNC.

On April 9, 2014, BNC and Harbor entered into a confidentiality agreement to facilitate a due diligence investigation by each party in order to determine if preliminary terms regarding a merger could be reached. On April 23, 2014, Harbor received a letter from BNC indicating its interest in pursuing a merger and the preliminary terms of such a merger. Over the following two weeks, the executive committee of Harbor discussed the indication of interest with BSP and legal counsel to Harbor and negotiated more favorable terms on behalf of Harbor. On May 8, 2014, the Harbor Board met via conference call to consider the indication of interest letter. Following discussion with BSP and legal counsel to Harbor, the board of directors authorized the execution of the indication of interest letter on behalf of Harbor.

Over the next several weeks, both parties continued their due diligence, and, on May 20, 2014, BNC’s legal counsel delivered a draft of the definitive merger agreement. Over the following weeks, Harbor, BNC, and their respective advisors negotiated the terms of the merger agreement and related documents. On June 2, 2014, the Harbor Board met to discuss the proposed final terms of the merger and the proposed definitive merger agreement. Following a detailed discussion of the financial aspects of the merger, receipt of a fairness opinion from BSP, and discussion of material legal matters related to the merger and the merger agreement with legal counsel, the Harbor Board approved the merger, the merger agreement, and all other transactions contemplated thereby.

On May 20, 2014, the board of directors of BNC, or the BNC Board, met with BNC’s management who presented the terms of the merger agreement that had been distributed to the Board prior to the meeting and the strategic rationale for the transaction. Following this presentation, the BNC Board reviewed and discussed the draft of the merger agreement and the consideration to be paid by BNC to Harbor. BNC’s management responded to questions from the BNC Board regarding the merger and the merger consideration. Following a lengthy discussion, the BNC Board voted to approve management’s finalization and execution of the merger agreement and all related documents.

Harbor and BNC executed the definitive merger agreement after the close of business on June 4, 2014. BNC and Harbor issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on the morning of June 5, 2014.

Harbor’s Reasons for the Merger and Recommendation of the Harbor Board of Directors

The Harbor Board has determined that the merger agreement and the merger are in the best interests of Harbor and its shareholders and recommends that Harbor’s shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement.

In its deliberations and in making its determination, the Harbor Board considered many factors, including, but not limited to, the following:

•	the value and form of the consideration to be received by Harbor shareholders relative to the book value and the earnings per share of Harbor common stock;
•	information concerning the financial condition, results of operations and business prospects of Harbor and of BNC;
•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with BNC;
•	a report and opinion presented by Harbor’s independent financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Harbor’s shareholders;
•	the liquidity of the consideration to be received by Harbor’s shareholders in the merger, particularly in view of BNC’s status as a Nasdaq-listed company;
•	the alternatives to the merger, including remaining an independent institution;
•	the competitive and regulatory environment for financial institutions generally; and
•	the fact that the merger is structured as a tax-free reorganization.

The foregoing discussion of the factors considered by the Harbor Board is not intended to be exhaustive, but rather includes the material factors considered the Harbor Board in reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The Harbor Board did not quantify or assign any relative weights to the factors considered, but rather considered all these factors as a whole.

For the reasons set forth above, the Harbor Board unanimously determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of Harbor and its shareholders, and unanimously approved and adopted the merger agreement. The Harbor Board unanimously recommends that Harbor shareholders vote “FOR” approval of the merger agreement and the merger.

In considering the recommendation of the Harbor Board with respect to the proposal to approve and adopt the merger agreement, Harbor shareholders should be aware that Harbor’s directors and executive officers have interest in the merger that are different from, or in addition to, those of other Harbor shareholders. See “The Merger — Harbor’s Directors and Officers Have Financial Interests in the Merger,” beginning on page 34.

Opinion of Financial Advisor to Harbor

Pursuant to its engagement, Harbor requested that BSP render a written opinion to the Harbor Board as to the fairness, from a financial point of view, of the merger consideration to be paid by BNC to Harbor shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank related business combinations. No limitations were imposed by Harbor upon BSP with respect to rendering its opinion.

At the June 2, 2014 meeting at which the Harbor Board considered and approved the merger agreement, BSP delivered to the board its written opinion that, as of such date, the merger consideration was fair to Harbor shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Harbor Board and is directed only to the fairness, from a financial point of view, of the merger consideration to Harbor’s shareholders. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of opinion and in connection with its review of the proposed transactions, BSP, among other things, did the following:

•	reviewed the terms of the merger agreement dated June 4, 2014;
•	participated in discussions with Harbor management concerning Harbor’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Harbor’s and BNC’s future financial performance;
•	reviewed Harbor’s audited financial statements for the years ended December 31, 2013, 2012 and 2011 and Harbor’s internal, unaudited financial statements for the period ended March 31, 2014;
•	reviewed BNC’s recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2013, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013, and March 31, 2014;
•	reviewed certain financial forecasts and projections of Harbor, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;
•	analyzed certain aspects of Harbor’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies BSP deemed similar to Harbor;
•	reviewed historical trading activity of BNC and analysts’ consensus estimates for BNC’s future earnings;
•	compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that BSP deemed to be relevant; and
•	performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Harbor, BNC, and their respective representatives, and of the publicly available information that was reviewed by them. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Harbor and BNC were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to and did not conduct a physical inspection of any of the properties or facilities of Harbor or BNC, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Harbor or BNC, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of June 2, 2014.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of the Harbor Board.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Harbor common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Harbor Board, BSP’s opinion does not constitute a recommendation to any director of Harbor as to how such director or any shareholder should vote with respect to the merger agreement.

Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors they deemed relevant, BSP rendered its opinion that, as of June 2, 2014, the merger consideration to be paid to the holders of Harbor’s common stock in the merger is fair, from a financial point of view.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Harbor Board on June 2, 2014. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of Harbor common stock issued and outstanding, other than treasury stock and dissenting shares, shall be converted into and exchanged for the right to receive either: (i) 0.950 shares (the “Common Stock Merger Consideration”); or (ii) in the event that the volume weighted average price of a share of BNC common stock for a 20 day trading period, starting with the opening of trading on the 21st trading day prior to the effective time of the merger to the closing of trading on the second to last trading day prior to the effective time of the merger, as reported by Bloomberg Finance L.P. (the “BNC VWAP”) is less than $16.85, then each share of Harbor common stock shall be converted into and exchanged for the right to receive: (A) the Common Stock Merger Consideration, plus (B) cash in an amount equal to the difference between (1) $16.00 and (2) 0.95 times the BNC VWAP; provided, however, that the aggregate amount of cash consideration to be paid by BNC shall not exceed $5.0 million; or (iii) in the event that the BNC VWAP is greater than $18.00, then each share of Harbor common stock shall be converted into and exchanged for the right to receive the number of shares of BNC common stock as determined by the following formula:

[$17.10 + [(BNC VWAP – $18.00) x 0.60]]
BNC VWAP

Based on BNC’s closing stock price on May 29, 2014 of $16.95 per share, total implied merger consideration is $53.3 million, or $16.10 per share of Harbor common stock. BSP summarized the merger terms, based on Harbor’s financial information as of March 31, 2014, in the table below.

Pricing
Total Deal Value (excl. Options & Warrants)	$50,456,459
Total Deal Value	$53,329,404
BNCN Share Price (20-Trading Day VWAP)	$16.95
BNCN 3/31/14 TBVPS	$9.00
P/TBV (%)	188.3%
P/LTM Earnings (x)	23.2
P/2014 Earnings Estimate (x)	14.4
Current Offer per Common Share	$16.10
Harbor 3/31/14 TBVPS	$10.58
P/TBV (%)	152.2%
Deal Value/TBV (%)(1)	160.9%
Price/Assets (%)	16.5%
Deal Value/Assets (%)(1)	17.4%
Premium/Core Deposits (%)	7.5%
Deal Value Premium/Core Deposits (%)(1)	8.7%
P/LTM Earnings (x)	22.6
Deal Value/LTM Earnings(1)	23.9
P/2014 Earnings Estimate (x)	22.0
Deal Value/2014 Earnings Estimate(1)	23.2

NOTE: 20-Trading Day VWAP estimated using 5/29/14 BNCN closing price

(1)	Deal Value includes compensation for options/warrants

Relative Contribution Analysis

BSP reviewed the relative contributions of Harbor and BNC to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on the financial statements of both parties as of March 31, 2014, except for dates indicated otherwise. BSP then compared these contributions to the pro forma implied stock ownership interests of Harbor and BNC shareholders based on the Exchange Ratio.

The following table indicates what Harbor’s and BNC’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	In thousands of dollars, as of 3/31/14:
	BNC Bancorp	Harbor National Bank	Harbor Contribution
Total Assets	3,732,092	305,866	7.6%
Total Loans	2,643,177	253,668	8.8%
Total Deposits	3,140,298	249,514	7.4%
Total Equity	308,843	33,141	9.7%
Trailing Net Income	19,452	2,236	10.3%
2014 Net Income Proj.	34,998	2,295	6.2%
Average Contribution:			8.3%
Seller Pro Forma Common Ownership:			9.1%

Note: BNC figures are estimated pro forma for South Street Financial Corp. and Community First Financial Group, Inc. acquisitions, which were pending at March 31, 2014.

Selected Peer Group Analysis

BSP used publicly available information to compare selected financial information for Harbor to three peer groups of publicly-traded financial institutions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Harbor to (a) 30 banks with total assets between $200 million and $1 billion and last-twelve-months return on average assets between 0.75% and 0.85% (“ROAA Peers”); (b) 21 Southeast banks with total assets between $200 million and $1 billion and NPAs/Total Assets between 1.0% and 3.0% as of March 31, 2014 (“NPA Peers”); and (c) 23 banks with total assets between $200 million and $400 million and tangible common equity/tangible assets ratios between 9.50% and 11.50% as of March 31, 2014 (“TCE Peers”). Applying these peer median trading multiples to Harbor implies a range of values from $8.66 to $12.19 per share, compared to the blended transaction value of $16.10 per share. BSP’s range of implied values for Harbor does not include a liquidity discount to reflect that Harbor’s shares are not publicly traded. BSP noted the financial condition, operating performance and valuation metrics, based on results for the most recent quarter available, unless otherwise indicated, for the peer groups and Harbor in the table below.

	Net Income LTM	Tang. Common Equity 2014Q1	Total Assets 2014Q1
Harbor National Bank	2,236	33,141	305,866
Per Share	$0.71	$10.58	$97.61

	P/E	P/TBV	Price/Assets
ROAA Peer Median	12.4	108.4%	9.72%
Implied Valuation at Peer Multiples	$8.82	$11.46	$9.49
NPA Peer Median	12.1	110.7%	9.70%
Implied Valuation at Peer Multiples	$8.66	$11.71	$9.47
TCE Peer Median	17.1	88.1%	9.65%
Implied Valuation at Peer Multiples	$12.19	$9.32	$9.42

No company used in the selected peer group analysis described above is identical to Harbor. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Selected Peer Mergers Analysis

BSP used publicly available information to compare selected financial information for Harbor to three peer groups of publicly-announced merger transactions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Harbor to (a) 18 Southeast mergers announced since May 1, 2013 for whole banks with Total Assets between $200 million and $1 billion, Nonperforming Assets/Total Assets between 1.0% and 8.0% as of March 31, 2014 and Tangible Common Equity/Tangible Assets ratios between 4.0% and 14.0% (“Peer Mergers”); (b) 23 mergers for whole banks announced since May 1, 2013 involving sellers headquartered in Georgia, North Carolina or South Carolina (“GA/Carolinas Mergers”); and (c) 63 Southeast mergers for whole banks announced since May 1, 2013 (“Southeast Peer Mergers”). Comparing the median pricing multiples from these merger peer groups to Harbor indicated above average pricing across all four deal value metrics analyzed.

	Deal Value/
	LTM Earnings (x)	Tang. Book (%)	Assets (%)	Core Dep. Premium (%)
BNC Bancorp/Harbor Bank Group, Inc.(1)	23.9	160.9	17.4	8.7
Peer Group – Median	16.5	146.3	12.3	4.7
Peer Group – 25th Percentile	14.4	111.4	10.6	0.5
Peer Group – 75th Percentile	25.8	156.9	14.7	5.8
GA/Carolinas – Median	20.6	111.6	11.5	1.3
GA/Carolinas – 25th Percentile	8.1	101.2	7.6	0.1
GA/Carolinas – 75th Percentile	43.4	136.2	14.7	3.9
All Southeast – Median	19.7	118.4	11.6	2.5
All Southeast – 25th Percentile	14.0	98.1	8.2	(0.3)
All Southeast – 75th Percentile	31.1	147.2	15.0	5.3

(1)	Pricing metrics based on fully diluted share count

No target company used in the selected peer merger group analysis described above is identical to Harbor. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis of Stock Consideration Portion

BSP calculated potential net present values for Harbor common stock. The purpose of the analysis was to compare the implied value of Harbor’s non-publicly traded common stock to the Common Stock Merger Consideration offered by BNC. Because Harbor’s stock is not publicly traded and receives no coverage by independent equity research analysts, BSP used financial projections to estimate tangible book value per share (“TBVPS”) and EPS for fiscal year 2017, applied a range of terminal multiples as of December 31, 2017, then discounted back to the present from that date using a discount range from 11% to 15% and determined that the Net Present Value of the Harbor common stock fell within a range of $4.65 to $14.18.

		Terminal Tang. Book Multiples
		100%	120%	140%	160%
Discount Rates	11%	$8.86	$10.63	$12.41	$14.18
	12%	$8.55	$10.26	$11.97	$13.68
	13%	$8.25	$9.90	$11.55	$13.20
	14%	$7.96	$9.56	$11.15	$12.74
	15%	$7.69	$9.23	$10.77	$12.31

		Terminal Earnings Multiples
		10.0	12.0	14.0	16.0
Discount Rates	11%	$5.36	$6.43	$7.50	$8.57
	12%	$5.17	$6.20	$7.24	$8.27
	13%	$4.99	$5.99	$6.99	$7.98
	14%	$4.82	$5.78	$6.74	$7.71
	15%	$4.65	$5.58	$6.51	$7.44

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Harbor’s shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Harbor or BNC could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Harbor Board in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
•	all conditions to the completion of the merger will be satisfied without any waivers; and
•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP will be paid a fee for services as Harbor’s financial advisor in connection with the merger, $20,000 of which was paid upon signing of engagement letter, $75,000 of which was paid upon the signing of a definitive merger agreement (“Progress Fee”), $25,000 of which was paid for the fairness opinion, and the balance of which will be paid at the closing of the merger. The balance consists of 1.00% of the total consideration received by Harbor shareholders relating to the merger with BNC minus the Progress Fee. In addition, Harbor has agreed to indemnify BSP and its directors, officers and employees, from liability in connection with the transaction, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Harbor. During the two years preceding the date of the opinion, BSP has provided advisory services to BNC, for which it received compensation.

Harbor’s Directors and Officers Have Financial Interests in the Merger

In considering the recommendation of the Harbor Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of Harbor’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of Harbor’s shareholders generally. The Harbor Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Share Ownership.  As of the record date, the directors and executive officers of Harbor beneficially owned 454,845 shares with voting power, representing 14.52% of the outstanding shares of Harbor common stock with voting power, excluding outstanding options and warrants to acquire common stock. See “Security Ownership of Certain Beneficial Owners and Management of Harbor” on page 82.

Support Agreements.  As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Harbor entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Harbor agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, in favor of the approval of the merger agreement at the special meeting of the Harbor shareholders unless the Harbor Board makes an Adverse Recommendation Change (as defined in the merger agreement and further described under “The Merger Agreement — Agreement Not to Solicit Other Offers.”) As of October 1, 2014, the directors of Harbor were entitled to vote 395,995 shares, or approximately 12.64% of the outstanding shares of Harbor common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Harbor shareholders are urged to read the support agreements in their entirety.

Directors’ Agreements.  As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Harbor entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors agreed to certain noninterference covenants with respect to customers and employees and confidentiality obligations for a period of one year following the effective time of the merger. A copy of the form of the director’s agreement is attached as Exhibit B to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Harbor shareholders are urged to read the director’s agreements in their entirety.

Harbor Director and Officer Indemnification and Insurance.  BNC has agreed to indemnify the directors and officers of Harbor for six years following the merger against certain liabilities arising from their acts or omissions before the merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Harbor for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 150% of the annual premiums paid by Harbor for such insurance before the merger.

Merger Consideration to Be Received by Harbor Directors and Executive Officers in Exchange for Their Shares of Harbor Common Stock.  As noted in “Security Ownership of Certain Beneficial Owners and Management of Harbor,” the directors and officers of Harbor beneficially own shares of Harbor’s common stock. As a result, like all other Harbor shareholders, these directors and officers will be entitled to receive merger consideration upon the consummation of the merger.

The Agreement provides for different calculations of the merger consideration to be extended to Harbor shareholders at the closing of the merger in three different scenarios — (i) the BNC VWAP is between $16.85 and $18.00; (ii) the BNC VWAP is less than $16.85; and (iii) the BNC VWAP is greater than $18.00. These “collars” applicable to the pricing of the transaction are meant to provide a degree of certainty to each of BNC and Harbor despite potential increases and decreases in the public trading price of BNC’s common stock that may occur prior to the closing of the merger. In each scenario, the BNC VWAP is calculated in the 20 trading days immediately before the closing of the merger.

In the first scenario, in which the BNC VWAP is between $16.85 and $18.00, Harbor’s shareholders will receive 0.950 shares of BNC common stock for each share of Harbor common stock they own.

In the second scenario, in which the BNC VWAP has fallen below $16.85, Harbor shareholders will receive 0.950 shares of BNC common stock for each share of Harbor common stock they own. In addition, Harbor’s shareholders will receive a pro rata share (based on their respective pro rata ownership of Harbor) of a cash payment equal to 0.95 times the BNC VWAP, with such cash payment limited to $5 million in aggregate.

If the BNC VWAP is greater than $18.00, then the merger agreement provides for the reduction of the exchange ratio using the following formula:

[$17.10 + [(BNC VWAP – $18.00) x 0.60]]
BNC VWAP

This reduction in the exchange ratio for the merger would result in Harbor shareholders receiving fewer shares of BNC common stock in exchange for their shares of Harbor common stock.

The following table sets forth the shares of Harbor common stock beneficially owned by each of Harbor’s directors and officers as of June 30, 2014, as well as the merger consideration Harbor directors and executive officers would receive for their shares of Harbor common stock in connection with the merger under each of the three scenarios more specifically described above.

Name of Director/Executive Officer	Shares of Harbor Common Stock Beneficially Owned as of June 30, 2014(1)	Shares of BNC Common Stock to Be received at 0.950 exchange ratio(2)	Maximum Amount of Cash to Be Received If BNC VWAP is Less than $16.85(3)	Shares of BNC Common Stock to Be Received If BNC VWAP is Greater than $18.00(4)
John G. Boatwright, Jr., MD	26,400	25,080	$42,240	24,367
Andrew K. Epting, Jr.	75,020	71,269	120,032	69,243
Robert D. Fairey	44,000	41,800	70,400	40,612
C. Allen Gibson, Jr.	35,970	34,171	57,552	33,200
Kathy Hall	3,300	3,135	5,280	3,045
Thomas F. Hartnett	16,500	15,675	26,400	15,229
James J. Kerr	49,720	47,234	79,552	45,891
Joseph P. Laferte, Jr.	16,500	15,675	26,400	15,229
Cynthia Jordan Lowery	27,715	26,329	44,344	25,580
Charles F. Rivers, III	33,000	31,350	52,800	30,459
James M. Stelling	61,270	58,206	98,032	56,552
Willard R. Stout	33,000	31,350	52,800	30,459
Charles H. Stuart	550	522	880	507
William C. Walters, III	26,400	25,080	42,240	24,367
Ryan Werking	5,500	5,225	8,800	5,076
All directors and executive officers (15 persons)	454,845	432,101	$727,752	419,816

(1)	The shares noted above exclude certain options and warrants owned by the directors and officers of Harbor. For complete information regarding the stock holdings of Harbor’s directors and officers, please see “Security Ownership of Certain Beneficial Owners and Management of Harbor” on page 82 of this proxy statement/prospectus.
(2)	Calculated based on the exchange ratio of 0.950 and assumes that the BNC VWAP is equal to or greater than $16.85 and less than $18.00.
(3)	Calculated assuming the maximum amount of cash of $5 million is paid to shareholders of Harbor and that 3,133,455 shares of Harbor stock are outstanding as of the closing, resulting in $1.60 per share in cash being paid to holders of Harbor stock in addition to the shares of BNC stock that such holders would receive. Disregards any cash to be received in lieu of fractional shares.
(4)	Assumes a BNC VWAP of $19.00, which would result in the exchange ratio for the transaction falling to 0.923 shares of BNC stock for each share of Harbor stock. We note that the selection of $19.00 as part of this table is purely for illustrative purposes; should the BNC VWAP exceed $18.00 at closing, the exchange ratio will be calculated pursuant to the formula stated above.

Stock Options and Warrants.  Stock options and warrants granted to certain officers and directors of Harbor, whether vested or unvested, shall be converted into the right to receive cash, without interest, in the amount of the “in the money” portion of the option or warrant at closing, with such “in the money value” being based upon the greater of (i) the value of the consideration per share to be received by holders of Harbor common stock and (ii) $16.00. As a result, stock options and warrants may receive preferential pricing relative to outstanding shares of Harbor common stock. Stock options and warrants held by such officers and directors represent up to 421,748 shares in the aggregate and are disclosed for each executive officer and director in the table in section entitled “Security Ownership of Beneficial Owners and Management of Harbor.” Of the outstanding stock options and warrants granted to directors and executive officers of Harbor, 335,701 were vested as of the record date.

Employment Agreements with Certain Executive Officers.  BNC has agreed to enter into employment agreements with Charles F. Rivers, III, President and Chief Executive Officer of Harbor, and Willard R. Stout, Commercial Banking Manager, with terms of two years and 18 months, respectively. The employment agreements will be effective following the completion of the merger.

Closing Payments to Certain Officers.  BNC has agreed to make the following payments to the following officers of Harbor at the closing of the merger:

Name and Title	Amount
Charles F. Rivers, III President and CEO	$440,000
Willard R. Stout Commercial Banking Manager	$312,500
Joseph P. Laferte, Jr. Chief Financial Officer	$142,856
Kathy Hall Senior Vice President	$121,732
Ryan Werking Chief Credit Officer	$127,802
Charles H. Stuart Senior Vice President, Mortgage Banking	$328,878

BNC’s Reasons for the Merger

The BNC Board believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations in the Charleston MSA by adding four branches in Mount Pleasant and Charleston which BNC believes is an attractive market area in South Carolina. The BNC Board also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would diversify its loan portfolio composition, would reduce its wholesale funding, would be accretive to future earnings and lead to significant cost efficiencies.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and Harbor. In reaching its decision to approve the merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction and with management of BNC. In approving the entry into the merger agreement, the BNC Board considered the following material factors:

•	Harbor’s strategic presence around the attractive Charleston, South Carolina MSA;
•	the completion of the merger would not only expand and diversify BNC’s markets but it would further diversify its loan portfolio, its revenue and deposit mix, and reduce BNC’s wholesale funding;
•	the reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of Harbor and the pro forma financial impact of the merger;
•	Harbor is a very well-managed, quality organization with strong historical earnings and a service-focused business model;
•	Harbor and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;
•	the two companies have complementary service-focused business models;
•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP; and
•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Harbor’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

The BNC Board considered all of these factors as a whole and, on balance, the BNC Board believes that the opportunities created by the merger to increase the value of BNC franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by BNC Board is not exhaustive, but includes the material factors considered by the BNC Board. In view of the wide variety of factors considered by the BNC Board in connection with its evaluation of the merger and the complexity of these matters, the BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by the BNC Board on May 20, 2014.

Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” The shares of BNC common stock issued pursuant to the merger agreement will be listed for trading on The NASDAQ Capital Market.

Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC and Harbor, and depository institutions, such as the Bank and Harbor Bank, are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation” on page 71. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The merger is subject to approval (or waiver in certain circumstances) by the Federal Reserve under the BHC Act, the FDIC under the Bank Merger Act, the non-objection of the OCC, and the approval by the NCCOB under Chapter 53C of the North Carolina General Statutes.

In addition, a period of up to 15 days must expire following approval by the FDIC or Federal Reserve, as applicable, before completion of the merger, within which period the United States Department of Justice may file objections to the merger under federal antitrust laws. While BNC and Harbor believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets and liabilities of Harbor as of the effective date of the merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the merger will reflect these fair values, but will not be restated retroactively to reflect the historical financial position or results of operations of Harbor before the merger date.

Dissenters’ Rights

Any Harbor shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the SCBCA, which consists of Sections 33-13-101 to 33-13-310, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

The following discussion is a summary of Sections 33-13-101 to 33-13-310 of the SCBCA, which set forth the procedures for Harbor shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights under the SCBCA. The following discussion is not a complete statement of the provisions of the SCBCA relating to the rights of Harbor shareholders to receive payment of the fair value of their shares and does not create any rights for shareholders. The only rights of shareholders are those provided by Sections 33-13-101 to 33-13-310 of the SCBCA, the full text of which is provided in its entirety as Appendix B to this proxy statement/prospectus.

Unless otherwise required by context, all references in Sections 33-13-101 to 33-13-310 of the SCBCA and in this section to a “shareholder” are to the holder of record or the beneficial owner of the shares of Harbor common stock as to which dissenters’ rights are asserted.

Chapter 13 of the SCBCA provides Harbor shareholders who (1) give Harbor written notice, before the vote on the proposal to approve the merger agreement, of their intent to demand payment for their shares if the merger is effectuated and (2) do not vote “FOR” the approval of the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair value of the Harbor shares owned by such shareholders as of October 1, 2014, the record date for Harbor’s special meeting. In accordance with Chapter 13 of the SCBCA, the fair value of Harbor dissenters’ shares will be their value determined immediately prior to effectuation of the merger, exclusive of any appreciation or depreciation in the value of the shares in anticipation of the merger.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions following Harbor’s special meeting to perfect his or her dissenters’ rights, if the merger is abandoned, no Harbor shareholder will have the right to any payment from Harbor. The following discussion is subject to the foregoing qualifications.

Provide Written Notice of Intent to Demand Payment

Any Harbor shareholder who desires to exercise dissenters’ rights must give to Harbor, before the vote on the proposal to approve the merger agreement at the Harbor special meeting, written notice of his, her or its intent to demand payment for his, her or its shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the SCBCA). Any such written notices should be addressed to: Charles F. Rivers, III, President and CEO, Harbor Bank Group, Inc., 1503 Old Towne Road, Charleston, South Carolina 29407. The notice must be executed by the holder of record or the beneficial owner of the shares of Harbor common stock as to which dissenters’ rights are to be exercised.

A beneficial owner may assert dissenters’ rights only if he, she or it dissents with respect to all shares of Harbor common stock of which he is the beneficial owner or over which he has power to direct the vote. A beneficial owner asserting dissenters’ rights to shares held on his or her behalf shall notify Harbor in writing of the name and address of the record shareholder of the shares, if known to him. A record shareholder of Harbor common stock may exercise dissenters’ rights with respect to fewer than all the shares registered in his, her or its name only if he, she or it dissents with respect to all shares of Harbor common stock beneficially owned by any one person. In such case, the notice submitted by the record shareholder must set forth the name and address of each person on whose behalf the record owner is asserting dissenters’ rights.

Not Vote “FOR” the Merger

Any Harbor shareholder who desires to exercise dissenters’ rights must not have voted his, her or its shares “FOR” the approval of the merger agreement. A vote in favor of the approval of the merger agreement cast by the holder of a proxy solicited by Harbor shall not disqualify such shareholder from demanding payment for his or her shares under Chapter 13 of the SCBCA.

Notice of Approval by Harbor

If the merger agreement is approved by the Harbor shareholders, Harbor is required to deliver within 10 days after the merger is consummated, to those Harbor shareholders who have provided prior written notice of their intent to demand payment for their shares and who have not voted “FOR” the approval of the merger agreement, a written dissenters’ notice. Such dissenters’ notice will state where your payment demand must be sent and where certificates for shares of Harbor common stock must be deposited; supply a form containing certain statutory information for demanding payment; set a date by which Harbor must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is delivered) and a date by which certificates for shares must be deposited (not earlier than 20 days after the demand date) and include a copy of Chapter 13 of the SCBCA.

Written Demand for Payment and Depositing of Shares

If you receive a dissenters’ notice, you must demand payment, certify whether you (or the beneficial shareholder on whose behalf you are asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the SCBCA. Any written demands for payment should be sent to: Charles F. Rivers, III President and CEO, Harbor Bank Group, Inc., 1503 Old Towne Road, Charleston, South Carolina 29407. Shares of Harbor common stock held by shareholders who have properly perfected their dissenters’ rights in accordance with Chapter 13 of the SCBCA and who have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to in this summary as dissenting shares.

Payment of Agreed Upon Price

Following the effective date of the merger, Harbor must pay each dissenting shareholder who substantially complied with the payment demand and share deposit requirements the amount it estimates to be the fair value of his, her or its dissenting shares, plus interest accrued from the date of the closing of the merger to the date of payment. The payment must be accompanied by:

•	Harbor’s balance sheet, income statement, and statement of changes in shareholders’ equity as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	a statement of Harbor’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
•	an explanation of the interest calculation;
•	a statement of the dissenters’ right to demand additional payment (as described below); and
•	a copy of Chapter 13 of the SCBCA.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Harbor must return your deposited certificates within the same 60-day period and release transfer restrictions on uncertificated shares. If after returning your deposited certificates and releasing transfer restrictions the merger is consummated, Harbor must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Additional Payment

A dissenting shareholder may notify Harbor in writing of his, her or its own estimate of the fair value of the dissenting shares and amount of interest due, and demand payment of the excess of his, her or its estimate of the fair value of the dissenting shares over the amount previously paid by Harbor if:

•	you believe that the amount paid is less than the fair value of your Harbor common stock or that the interest is incorrectly calculated;
•	Harbor fails to make payment of its estimate of fair value to you within 60 days after the date set for demanding payment; or
•	the merger not having been consummated, Harbor does not return your deposited certificates, or release the transfer restrictions on uncertificated shares, within 60 days after the date set for demanding payment.

You waive the right to demand additional payment unless you notify Harbor of your demand in writing within 30 days after Harbor’s payment of its estimate of the fair value of your Harbor common stock.

Appraisal Proceeding

If your demand for payment remains unsettled, Harbor must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint in the circuit court of Charleston County, South Carolina, where Harbor’s principal office is located, to determine the fair value of the shares and accrued interest. If Harbor does not commence the proceeding within such 60-day period, Harbor must pay you the amount you demanded. In such appraisal proceeding, the court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. Each dissenting shareholder whose demand for additional payment remains unsettled shall be made a party to the proceeding, and each such dissenter is entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its dissenting shares, plus interest, exceeds the amount paid by Harbor.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against Harbor, except the court may assess costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable: (a) against Harbor if the court finds that it did not comply substantially with Chapter 13 of the SCBCA or (b) against Harbor or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Harbor, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC. None of the officers or directors of Harbor is expected to be deemed an affiliate of BNC as of the closing date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the merger to U.S. holders (as defined below) of Harbor common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations, to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source. For purposes of this discussion, the term “common stock” means shares of Harbor’s common stock.

This discussion addresses only those holders of Harbor common stock that hold their Harbor common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income-tax consequences that may be relevant to particular holders of Harbor common stock in light of their individual circumstances or to holders of Harbor common stock that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	insurance companies;
•	tax-exempt organizations;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons holding Harbor common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts;
•	persons whose “functional currency” is not the U.S. dollar; and
•	holders who acquired their shares of Harbor common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds Harbor common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or Harbor. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

Except with respect to the possible issue regarding continuity of proprietary interest discussed below, the merger is intended to qualify as a nontaxable “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify for U.S. federal income-tax purposes as a “reorganization,” several conditions must be satisfied. One such condition is that enough capital stock in Harbor must be exchanged for an equity interest in the acquiring corporation or its parent (i.e., BNC), so as to have a sufficient level of continuity of proprietary interest. Treasury regulations generally accept that, in a transaction structured like the merger, if the total consideration paid for stock of the acquired corporation consists of at least 40% capital stock of the acquirer or its parent, that level of acquirer stock generally is sufficient to satisfy the continuity of proprietary interest requirement for the merger to qualify as a reorganization under Section 368(a) of the Code.

Merger as a Tax-Free Reorganization

With the possible exception of the continuity of proprietary interest issue discussed above, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC, BNC shareholders or Harbor as a result of the merger.
•	No gain or loss will be recognized by U.S. holders who hold their Harbor common stock as a capital asset within the meaning of Section 1221 of the Code and exchange all of their Harbor common stock solely for BNC common stock pursuant to the merger.
•	A U.S. holder who receives cash (other than any cash received in lieu of a fractional share of BNC common stock) will generally realize gain or loss in an amount equal to the difference between (i) the sum of the cash and the fair market value of BNC common stock received and (ii) the holder’s income-tax basis in BNC common stock surrendered. Such a U.S. holder will recognize taxable gain for federal income-tax purposes, however, only in the lesser of (i) the amount of realized gain as described in the previous sentence, and (ii) the amount of cash consideration received by the U.S. holder with respect to Harbor common stock. A U.S. holder who receives any BNC common stock pursuant to the merger will not recognize any loss for federal income-tax purposes except in respect of cash received in lieu of any fractional share of BNC common stock (as discussed below).
•	The aggregate basis of BNC common stock received in the merger by a U.S. holder of Harbor common stock will equal the net of (i) the aggregate basis of the Harbor common stock for which it is exchanged, minus (ii) the amount of any cash received in exchange for Harbor common stock, plus (iii) the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”).
•	The holding period of BNC common stock received in exchange for shares of Harbor common stock will include the holding period of the Harbor common stock for which it is exchanged.
•	A U.S. holder of Harbor common stock who receives cash in lieu of a fractional share of BNC common stock generally will be treated as having received the fractional share in the merger and then receiving cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate income-tax basis in the Harbor common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Harbor common stock is more than one year at the effective time of the merger.

If a U.S. holder of Harbor common stock acquired different blocks of Harbor common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Harbor common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult with their own tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the merger.

The U.S. federal income-tax consequences to each U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by BNC of a legal opinion from Womble Carlyle Sandridge & Rice, LLP dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and on representation letters provided by BNC and Harbor to be delivered at the time of closing. The tax opinion will not be binding on the IRS. Neither BNC nor Harbor intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the merger, and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Merger as a Taxable Exchange

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the transaction would be a fully taxable exchange. In that event, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC or BNC shareholders as a result of the merger.
•	Harbor will be treated for federal income-tax purposes as having sold all of its assets to the Bank in a taxable sale in exchange for the cash and value of BNC common stock paid by BNC to the Harbor shareholders in connection with the merger. Harbor will recognize taxable gain or loss on the deemed sale based on the difference between (i) the sum of the cash and value of BNC common stock paid to Harbor shareholders in exchange for their Harbor shares plus the amount of Harbor’s liabilities at the effective time of the merger, and (ii) Harbor’s income-tax basis in its assets at the time.
•	Each U.S. holder of Harbor common stock will recognize taxable gain or loss for U.S. federal income-tax purposes measured by the difference between (i) the cash and fair market value of any BNC common stock received in the merger, plus any cash received in lieu of a fractional share, and (ii) the holder’s income-tax basis in the Harbor common stock surrendered in the merger.

You should consult your personal tax advisor, however, for a full understanding of the tax consequences related to the merger that are particular to you.

Taxation of Capital Gain

Except as described under “Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for Harbor common stock, that U.S. holders of Harbor common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if the U.S. holder has held (or is treated as having held) the Harbor common stock for more than one year as of the date of the merger. For noncorporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 20% for the 2014 tax year. In addition, an unearned income Medicare contribution tax of 3.8% could apply to some to all of the capital gain of a noncorporate U.S. holder, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the applicable other provisions of Code Section 1411. As noted above, no capital loss will be recognized for a U.S. holder who receives BNC common stock in whole or in part in exchange for Harbor common stock if the merger qualifies as a reorganization, except in respect of cash received in lieu of any fractional share of BNC common stock.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Harbor common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder, or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Harbor common stock, including the application of certain constructive ownership rules, holders of Harbor common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of Harbor stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Because the constructive ownership provisions are complex, holders of Harbor common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of Harbor common stock who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Harbor common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury regulations Section 1.368-3 setting forth certain information, including the basis and fair market value of such U.S. holder’s Harbor capital stock surrendered in the merger. A “significant holder” is a holder of Harbor common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Harbor (by either voting power or value) or securities of Harbor with a basis for federal income-tax purposes of at least $1 million.

Exercise of Shareholder Appraisal Rights

The discussion above does not apply to Harbor shareholders who exercise appraisal rights with respect to the merger. A U.S. holder who exercises appraisal rights with respect to the merger and receives cash for shares of Harbor stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder’s basis in those shares, provided that the payment is treated as a redemption pursuant to section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all Harbor shares held by a U.S. holder, based on an exercise of appraisal rights or otherwise, will not be treated as a dividend if the U.S. holder exercising appraisal rights owns no shares of Harbor or BNC immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Harbor shares surrendered is more than one year. If a U.S. holder exercising appraisal rights will own shares in BNC immediately following the merger, the U.S. holder should consult his, her or its own tax advisers as to the tax consequences to the U.S. holder of the merger.

Backup Withholding

A noncorporate U.S. holder may be subject to backup withholding at a rate of 28% on proceeds received in the merger or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a U.S. holder who provides the holder’s taxpayer identification number, or TIN, certifies that such number is correct (or properly certifies that it is awaiting a TIN) and that the U.S. holder is not subject to backup withholding for failure to report interest and dividends, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding also may be subject to a penalty imposed by the IRS. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the transmittal materials to be provided by the exchange agent, so as to provide the information and certification necessary to avoid backup withholding.

If backup withholding applies to a U.S. holder, 28% of payments to the U.S. holder will be required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income-tax liability of the U.S. holder, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income-tax return with the IRS in a timely manner.

The foregoing tax discussion is only a summary. The discussion of U.S. federal income-tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Harbor common stock. This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of BNC and Harbor believe are material. The merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The merger agreement provides for the merger of Harbor with and into BNC, with BNC as the surviving corporation, and, as soon as is practicable thereafter, the merger of Harbor Bank with and into the Bank, such transactions referred to collectively herein as the merger. Under the terms of the merger agreement, at the effective time of the merger, or the effective time, each share of common stock, $1.00 par value, of Harbor issued and outstanding immediately before the effective time, except for shares of Harbor common stock owned by Harbor, BNC or the Bank (other than certain trust account shares), will be converted into the right to receive 0.950 shares of BNC common stock, or the merger consideration. BNC will issue up to 3,377,443 shares of its common stock in connection with the merger based upon the number of shares of Harbor common stock outstanding (and subject to outstanding awards) as of the record date. However, if the twenty-day volume-weighted average price of a share of BNC common stock ending on the second to last trading day prior to the effective time, or the BNC VWAP, is less than $16.85, then each share of Harbor common stock shall be converted into and exchanged for the right to receive: (A) the merger consideration, plus (B) cash in an amount equal to the difference between (1) $16.00 and (2) 0.95 times the BNC VWAP. Notwithstanding the foregoing, that the aggregate amount of cash consideration to be paid by BNC to Harbor shareholders will not exceed $5.0 million. If the BNC VWAP is greater than $18.00, then each share of Harbor common stock shall be converted into and exchanged for the right to receive shares of BNC common stock as determined by the following formula: [$17.10 + [(BNC VWAP – $18.00) x 0.60]]/BNC VWAP. Cash will be paid in lieu of any fraction of BNC common stock that would otherwise be issued to Harbor shareholders, based on the closing price of BNC common stock on the date immediately prior to the effective time.

The merger agreement provides that all Harbor outstanding options, warrants, and other stock-based awards, referred to herein as the Harbor Options, whether vested or unvested will be cancelled and the holders of the Harbor Options will be paid in cash (without interest and less applicable taxes and withholdings) equal to an amount equal to the product of (a) the number of shares of Harbor common stock subject to the option times (b) the difference between (i) the greater of (x) the imputed cash value per share of Harbor common stock pursuant to the exchange and conversion provisions and (y) $16.00, and (ii) the exercise price of each respective Harbor option.

Any holder of shares of Harbor common stock who perfects dissenters’ rights with respect to those shares in accordance with and as contemplated by the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the SCBCA.

BNC’s and the Bank’s articles of incorporation will be the respective articles of incorporation, and BNC’s and the Bank’s bylaws will be the respective bylaws, of the combined companies after completion of the merger and the bank merger, and the separate existence of Harbor and Harbor Bank will cease after the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger, on substantially the terms and conditions set forth in the merger agreement, shall have been approved by the requisite affirmative vote of holders of Harbor common stock entitled to vote thereon;
•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement shall be in effect;
•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger;
•	BNC must have received the opinion of BNC’s counsel, in form and substance reasonably satisfactory to BNC and Harbor, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
•	all regulatory approvals required to consummate the transactions completed by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition; and
•	BNC must have filed all notifications required by NASDAQ in connection with the issuance of shares of BNC common stock in the merger.

The closing of the merger, or the closing, shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties. The merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State and South Carolina Secretary of State.

Board of Directors of BNC and the Bank

The directors of Harbor and Harbor Bank immediately before the effective time shall have submitted their resignations to be effective as of the effective time. No directors of Harbor or Harbor Bank will be appointed to the board of directors of either BNC or the Bank as a result of the merger.

Conversion of Shares; Exchange of Certificates

We are sending to you separately a Letter of Transmittal which contains instructions for exchanging your shares of Harbor common stock for shares of BNC common stock. You must include your stock certificates with your Letter of Transmittal. After the effective time, each holder of shares of Harbor (other than shares as to which dissenters’ rights have been perfected as provided in the merger agreement) issued and outstanding at the effective time shall receive the merger consideration in exchange for their previously delivered certificates from Harbor stock, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of Harbor common stock is entitled as a result of the merger until such holder surrenders his or her certificate(s) representing the shares of Harbor common stock for exchange as provided in the merger agreement.

Upon completion of the merger, Harbor stock certificates will no longer represent shares of Harbor capital stock and will only represent the right to receive the merger consideration. After the completion of the merger, there will be no further transfers of Harbor common stock, except as required to settle trades executed before completion of the merger.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

Dividends and Distributions

Until Harbor certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BNC common stock into which shares of Harbor may have been converted will accrue, without interest, but will not be paid. BNC will pay to former Harbor shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Harbor stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties of Harbor and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of Harbor, or specific representations and warranties of either party regarding the absence of certain changes or events having a Material Adverse Effect (as defined in the merger agreement) on Harbor, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks, and their holding companies generally, or their interpretations by courts, regulatory agencies, or other governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the merger agreement on the operating performance of Harbor including the effects on the employees and customers of Harbor Bank resulting from the public announcement of the merger. The representations and warranties in the merger agreement do not survive the effective time.

Each of BNC and Harbor has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental filings and consents;
•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;
•	financial statements and accounting;
•	broker’s fees payable in connection with the merger;
•	the absence of a Material Adverse Effect;
•	legal proceedings;
•	tax matters;
•	compliance with applicable laws;
•	environmental liabilities;

•	tax treatment of the merger; and
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, Harbor has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;
•	certain contracts;
•	investment securities and commodities;
•	loan portfolios;
•	real property and intellectual property;
•	insurance;
•	personal and real property leases;
•	privacy of customer information;
•	securitizations;
•	contingency planning program(s); and
•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of BNC and Harbor to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and Harbor in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between BNC and Harbor rather than to establish matters as facts. The merger agreement is described in, and included as Appendix A to this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Harbor, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 83.

Covenants and Agreements

Each of Harbor and BNC, and their respective subsidiaries, has undertaken customary covenants that place restrictions on it until the effective time. In general, Harbor agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency required for the consummation of the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

Harbor has further agreed that, with certain exceptions and except with BNC’s prior written consent, Harbor will not, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, or the FHLB, sales of certificates of deposit, and entering into repurchase agreements);
•	adjust, split, combine or reclassify any of its capital stock;
•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by Harbor Bank to Harbor);
•	grant any stock options, restricted shares or other equity-based award with respect to shares of Harbor common stock pursuant to the Harbor Options, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted pursuant to the Harbor Options;
•	hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, other than in the ordinary course of business and consistent with past practice;
•	make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is a Classified Asset (as defined in the merger agreement); provided, however, that, if Harbor or Harbor Bank shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and BNC shall not have disapproved such request in writing within two business days upon receipt of such request from Harbor or Harbor Bank, then such request shall be deemed to be approved by BNC and thus Harbor or Harbor Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;
•	except as required by applicable law or the terms of any Harbor Benefit Plan (as defined in the merger agreement) as in effect on the date of the merger agreement and, solely with respect to employees that are not executive officers or directors of Harbor, except (A) for normal increases made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, pre-existing contractual obligations, or the terms of any Harbor Benefit Plan (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Harbor or Harbor Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Harbor or Harbor Bank; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Harbor Benefit Plan; (iii) except as determined by any existing awards, grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action to fund or in any way secure the payment of compensation or benefits under any Harbor Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Harbor or any securities exchangeable for or convertible into the same or other Harbor common stock outstanding on the date of the merger agreement, except as otherwise permitted in the merger agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Harbor Benefit Plan, provided, however, notwithstanding any of the foregoing, Harbor shall, to the extent permitted by applicable law, be permitted to make the severance payments, and payments to

Harbor’s executive officers contemplated by the merger agreement and enter into appropriate agreements to effect such payments;
•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than Harbor Bank, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, however, that, if Harbor or Harbor Bank shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of Harbor, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from Harbor or Harbor Bank, as applicable, then such request shall be deemed to be approved by BNC, and thus Harbor or Harbor Bank may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for certain transactions set forth in the Harbor Disclosure Schedule (as defined in the merger agreement);
•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any regulatory agency;
•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person; provided, however, that Harbor may settle any investment securities as to which purchase obligations have been incurred prior to the date of the merger agreement;
•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	amend Harbor’s articles of incorporation or Harbor’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any state antitakeover statute or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Harbor Bank to any material restrictions on its current or future business operations (including the future business and operations of BNC);
•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger not being satisfied;
•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;
•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract, as defined in the merger agreement and referred to herein as a Harbor Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated hereby; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by these provisions of the merger agreement.

BNC has agreed that, except as expressly permitted by the merger agreement or with Harbor’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s Amended Articles or BNC’s bylaws in a manner that would adversely affect the shareholders of Harbor or the transactions contemplated by the merger agreement;
•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger not being satisfied;
•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the merger agreement or cause any other application to a regulatory agency for approval of a merger to be submitted for filing before the application related to the merger is accepted by such regulatory agency (except if such regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the merger); or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by these provisions (it being understood that BNC’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate these provisions of the merger agreement).

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus and any applications required by regulatory agencies, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Commercially Reasonable Efforts of Harbor to Obtain the Required Shareholder Vote

Harbor has agreed to hold a meeting of its shareholders no later than 15 days before the projected closing of the merger for the purpose of obtaining the requisite shareholder approval of the merger agreement. Harbor will use its commercially reasonable efforts to obtain such approval.

Agreement Not to Solicit Other Offers

Harbor has agreed that it, and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below);
•	participate in any discussions or negotiations regarding any Alternative Transaction; or
•	enter into any agreement regarding any Alternative Transaction.

Harbor also has agreed to: (1) cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal; (2) after receipt of required regulatory approvals of the merger, to request the prompt return or destruction of all confidential information previously furnished in connection with any

Alternative Proposal; (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or Harbor Bank is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the merger agreement by Harbor’s shareholders, (1) Harbor receives an unsolicited written Alternative Proposal that the Harbor Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of Harbor’s nonsolicitation provisions under the merger agreement, (3) the Harbor Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the Harbor Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then Harbor may (and may authorize Harbor Bank to): (1) furnish nonpublic information regarding Harbor and Harbor Bank to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement containing terms substantially similar to and no less favorable to Harbor than those contained in the confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

Harbor has agreed to call its shareholder meeting no later than 15 days before the projected closing of the merger to obtain shareholder approval of the merger agreement and that the Harbor Board will recommend that its shareholders approve the merger agreement. Harbor has further agreed that the Harbor Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the merger agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit Harbor to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the Harbor shareholder approval, the Harbor Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by BNC, make an Adverse Recommendation Change (as defined in the merger agreement); provided that Harbor may not make an Adverse Recommendation Change in response to an Alternative Proposal unless Harbor shall not have breached its nonsolicitation covenant in the merger agreement in any respect and:

(i) the Harbor Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by BNC pursuant to the merger agreement;

(ii) Harbor has given BNC at least five business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) before effecting such an Adverse Recommendation Change, Harbor has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the merger agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

Harbor has agreed that, in the event of any material change to the financial terms of a Superior Proposal, Harbor shall, in each case, be required to deliver to BNC a new written notice, and a new notice period of two business days’ shall commence upon the delivery of such new written notice, and Harbor shall be required to comply with the above obligations with respect to such new written notice.

Harbor has further agreed to notify BNC promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Harbor or Harbor Bank by any person that informs the Harbor Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to Harbor, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Harbor shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Harbor shall also promptly, and in any event within 24 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

As used in the merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Harbor that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Harbor common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from Harbor or pursuant to a tender offer or exchange offer or otherwise;
•	a merger, share exchange, consolidation or other business combination involving Harbor (other than the merger);
•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Harbor or Harbor Bank and securities of the entity surviving any merger or business combination) of Harbor representing more than 25% of the assets of Harbor, taken as a whole, immediately before such transaction; or
•	any other consolidation, business combination, recapitalization or similar transaction involving Harbor or Harbor Bank, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Harbor common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Harbor common stock immediately before the consummation thereof.

As used in the merger agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Harbor Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Harbor from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the merger agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by Harbor and BNC. Further, Harbor has agreed to reimburse certain expenses of BNC if the merger agreement is terminated under certain circumstances. See “Termination of the Merger Agreement.”

Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, Harbor or Harbor Bank immediately before the effective time, or the Covered Employees (as defined in the merger agreement), shall automatically become employees of BNC and its affiliates as of the effective time. Immediately following the effective time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and annual bonus opportunities provided to such Covered Employees by Harbor immediately prior to the effective time. BNC has also agreed that the Covered Employees, while they remain employees of BNC after the effective time, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by BNC or its subsidiaries to similarly situated employees of BNC or its subsidiaries, except as otherwise provided in the merger agreement. In addition, except as provided in the merger agreement, BNC has agreed to amend each of its and its subsidiaries’ employee benefits and welfare plans in which Covered Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the effective time such plans take into account for purposes of eligibility, participation, vesting and benefit accrual the service of such employees with Harbor and Harbor Bank and so that Covered Employees are not subject to any waiting periods or pre-existing conditions limits under applicable benefit plans. With respect to any plan year in which BNC transitions Covered Employees to the medical, dental and health plans of BNC and its subsidiaries, BNC will use commercially reasonable efforts to cause medical, dental and health plans of BNC and its subsidiaries to give credit towards satisfaction of deductible and out-of-pocket limitations under such plans for any deductible, co-payment and other cost-sharing amounts previously paid by such Covered Employees under Harbor Benefit Plans during the same plan year prior to the effective date. Further, Covered Employees will be first eligible to participate and will commence participating in BNC’s qualified retirement plans on the first entry date coinciding with or following the effective time; provided that nothing contained therein shall (i) be treated as an amendment of any particular Harbor Benefit Plan, (ii) give any third party any right to enforce the provisions of the merger agreement involving employee matters, (iii) limit the right of BNC or any of its subsidiaries to terminate the employment of any Covered Employee at any time or require BNC or any of its subsidiaries to provide any such employee benefits for any period following any such termination or (iv) obligate Harbor, BNC or any of their respective Subsidiaries to (A) maintain any particular Harbor Benefit Plan or (B) retain the employment of any particular Covered Employee.

In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with Harbor or Harbor Bank and who within three months after the effective time (i) is terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of Harbor or Harbor Bank with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, base salary commission, structure, or bonus opportunity will be materially decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification. BNC has also agreed to make available or stay bonus for displaced of Harbor Bank who remain employed with BNC or its subsidiaries through the data processing conversion in an amount equal to six weeks of each employee’s salary.

The Harbor National Bank 401(k) Profit Sharing Plan (“401(k) Plan”) is to be terminated as of the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that for a period of six years following the completion of the merger, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time existing in favor of any director, officer or employee as provided in the respective BNC and Harbor articles of incorporation or bylaws (or comparable organizational documents), shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the effective time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the effective time or taken at the request of BNC pursuant to the merger agreement.

The merger agreement provides that BNC will maintain for a period of six years after completion of the merger Harbor’s and Harbor Bank’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the effective time that were committed by such officers and directors in their capacities as such, except that, if the premiums for such insurance are paid annually, BNC is not required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Harbor for such insurance.

Conditions to Completion of the Merger

The respective obligations of BNC and Harbor to effect the merger are subject to the satisfaction at or before the effective time of the following conditions:

•	the approval of the merger by the requisite affirmative vote of the holders of Harbor common stock entitled to vote thereon;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to BNC common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;
•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;
•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger;
•	BNC must have received the opinion of BNC’s counsel, in form and substance reasonably satisfactory to BNC and Harbor, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
•	all regulatory approvals required to consummate the transactions completed by the merger agreement (as set forth in the merger agreement) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition; and
•	BNC shall have filed all notifications requested by NASDAQ in connection with the issuance of shares of BNC common stock in the merger.

The obligation of BNC to effect the merger is also subject to the satisfaction, or waiver by BNC, at or before the effective time, of a number of other conditions, including:

•	subject to the standards in Section 9.2 of the merger agreement and described in the first paragraph of “Representations and Warranties,” the representations and warranties of Harbor set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and BNC shall have received a certificate signed on behalf of Harbor by the President and Chief Executive Officer of Harbor to such effect;
•	Harbor shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and BNC shall have received a certificate signed on behalf of Harbor by the President and Chief Executive Officer of Harbor to such effect; and
•	BNC shall have received resignations, effective as of the effective time, from the directors of Harbor and Harbor Bank.

The obligation of Harbor to effect the merger is also subject to the satisfaction, or waiver by Harbor, at or before the effective time, of a number of other conditions, including:

•	subject to the standards in Section 9.2 of the merger agreement as described in the first paragraph of “Representations and Warranties,” the representations and warranties of BNC set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and Harbor shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;
•	BNC shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and Harbor shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect; and
•	to the extent permitted by applicable law, each of Charles F. Rivers, III, Willard R. Stout, Joseph P. Laferte, Jr., Kathy Hall, Ryan Werking, and Charles H. Stuart shall have received payments of $440,000, $312,500, $142,856, $121,732, $127,802 and $328,878, respectively, at the closing of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time before completion of the merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;
•	if the merger has not been consummated on or before November 30, 2014, unless the failure of the Closing (as defined in the merger agreement) to occur by that date is due to the terminating party’s failure to abide by the merger agreement; or
•	if there is a material breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the merger agreement if the Harbor Board: (i) fails to recommend that Harbor shareholders approve and adopt the merger agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the Harbor Board of the merger agreement and/or the merger to the Harbor shareholders; (b) takes any public action or makes any public statement in connection with the meeting of Harbor shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the merger agreement.

Either party may terminate the merger agreement in the event that both (i) the BNC VWAP is less than $13.27, or the Initial VWAP, and (ii) the number obtained by dividing the BNC VWAP by the Initial VWAP is less than 80% of the number obtained by dividing $68.11 by the average closing price of the KBW Regional Bank Index over the 20 day trading period beginning on the 21st day prior to Closing Date (as defined in the merger agreement) and ending on the second to last day prior to the Closing Date (as defined in the merger agreement).

Harbor will be required to pay BNC a termination fee in the amount of $2,000,000, plus up to $250,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the merger agreement, if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, Harbor shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or
•	after receiving an Alternative Proposal, the Harbor Board fails to convene the special meeting to approve the merger with BNC and/or fails to recommend that the Harbor shareholders adopt the merger agreement, and within 12 months of receiving the Alternative Proposal, Harbor shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

However, BNC will in any event not be entitled to a termination fee if the merger agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if Harbor terminates the merger agreement due to a material breach of a representation, warranty or covenant by BNC.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of BNC or Harbor, except that (1) both BNC and Harbor will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by the Harbor shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of Harbor common stock, if such alteration or change would adversely affect the holders of any security of Harbor, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any Harbor securities, in each case other than as contemplated by the merger agreement.

At any time before the effective time, each of BNC and Harbor, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;
•	waive any inaccuracies in the representations and warranties in the merger agreement; or
•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, also referred to herein as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to herein as the non-voting common stock. As of October 1, 2014, there were 23,782,501 shares of voting common stock issued and outstanding, held of record by approximately 2,805 shareholders, and 5,692,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of October 1, 2014, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 358,069 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” on page 71 and in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the Federal Reserve or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” on page 71 and in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of October 1, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing Harbor Shareholders,” BNC’s Amended Articles and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING HARBOR SHAREHOLDERS

The current rights of Harbor shareholders are governed by South Carolina law, including the SCBCA, and Harbor’s articles of incorporation and bylaws. Upon consummation of the merger, holders of Harbor’s common stock who receive BNC common stock as merger consideration will become holders of BNC common stock. Consequently, after the merger, the rights of such shareholders will be governed by BNC’s Amended Articles and BNC’s bylaws together with the North Carolina Business Corporation Act, or the NCBCA.

The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of Harbor common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of Harbor common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to South Carolina and North Carolina law and the governing corporate documents of BNC and Harbor, to which the shareholders of Harbor are referred.

Authorized Capital

Harbor.  Harbor is authorized to issue twenty million (20,000,000) shares of common stock, at $1.00 par value, and ten million (10,000,000) shares of preferred stock with $0.01 par value. The Harbor Board has the authority to determine the preferences, limitations, and relative rights of each class of preferred stock in accordance the SCBCA.

BNC.  BNC is authorized to issue eighty million (80,000,000) shares of common stock, no par value per share, and up to twenty million (20,000,000) shares of preferred stock, no par value per share. Of the eighty million (80,000,000) shares of common stock, twenty million (20,000,000) shares are classified as non-voting common stock, no par value per share.

Preemptive Rights

Although permitted by the SCBCA and the NCBCA, neither the Harbor articles of incorporation nor BNC’s Amended Articles provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Voting Rights and Cumulative Voting

Harbor.  The Harbor articles of incorporation do not grant cumulative voting rights to Harbor shareholders.

BNC.  Each holder of BNC voting common stock is entitled to one vote for each share held of record or matters submitted to a vote of the shareholders. Holders of voting common stock are not entitled to cumulate their votes for the election of directors. The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Dividends

Harbor.  Holders of Harbor’s common stock are entitled to receive ratably such dividends as may be declared by the Harbor Board out of legally available funds. Neither Harbor’s articles of incorporation nor its bylaws speak to the distribution of dividends to shareholders.

BNC.  Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation,” beginning on page 71, and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Harbor or BNC, the holders of shares of Harbor and BNC common stock and non-voting common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Harbor’s and BNC’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Harbor and BNC, respectively.

Preferred Stock

Harbor.  Harbor has no shares of preferred stock issued or outstanding.

BNC.  BNC has no shares of preferred stock outstanding.

Number of Directors

Harbor.  Under the Harbor bylaws, the Harbor Board consists of 12 members. The number of directors may be fixed or change upon the affirmative vote of either (i) two-thirds of the issued outstanding shares of Harbor entitled to vote in an election of the directors or (ii) two-thirds vote of the Harbor Board.

BNC.  Under BNC’s bylaws, the number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by BNC Board. The BNC board of directors currently consists of 14 directors.

Director Qualifications

Harbor.  Under the Harbor bylaws, no person 75 years of age or older shall be eligible to either stand for election, or be elected, as a director.

BNC.  Under BNC’s bylaws, no person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

Harbor.  The Harbor Board is divided into three classes (I, II, and III), which are to be “as nearly equal in number as possible.” Class I directors are elected for one-year terms, class II for two-year terms, and class III for three-year terms. If reelected after the initial expiration of his or her term, a director will serve an additional three-year term, regardless of his or her class.

BNC.  So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting. If the number of directors falls below nine during a year, that does not shorten the term of any incumbent director. BNC has more than nine directors and therefore has a staggered board of directors.

Vacancies

Harbor.  Under the Harbor bylaws, the directors may fill any vacancy on the Harbor Board, including a vacancy created by an increase in the number of directors. Such appointment by the directors will continue until the expiration of the term of the directors whose place has become vacant or, in the case of an increase in the total number of directors, until the next meeting of the shareholders.

BNC.  Under BNC’s bylaws, vacancies of the BNC Board, including a vacancy resulting from an increase in the number of directors or from the failure of the shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the BNC Board, whichever group acts first.

Removal of Directors

Harbor.  Under the Harbor bylaws, any director may be removed from office, with cause, only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Harbor. A director may also be removed without cause, at a meeting with respect to which notice of such purpose is given, only upon the affirmative vote of at least two-thirds of the issued and outstanding shares of Harbor. In either event, the Harbor Board must provide notice of the meeting and its purpose.

BNC.  Under BNC’s bylaws, any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director may not be removed by the shareholders at a meeting unless the notice of that meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

Shareholder Nomination of Directors

Harbor.  Nominations of persons for election to the Harbor Board may be made at any shareholder meeting at which directors are to be elected only: (i) by or at the direction of the Harbor Board; or (ii) by any shareholder of Harbor entitled to vote for the election of directors at the meeting who complies with applicable notice procedures. Additionally, nominations for non-management positions must be made by or at the direction of the Harbor Board. Timely notice of all nominations must be given, in writing, to Harbor’s Corporate Secretary.

To be timely and eligible for consideration, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of Harbor not less than 30 days prior to the date of the meeting. However, in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure was made.

BNC.  Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days’ notice of the meeting is given, a nomination may be submitted to the BNC secretary within 10 days of the mailing of the notice.

Annual Meetings of Shareholders

Harbor.  Under the Harbor bylaws, a meeting of the shareholders is held annually, within six months after the end of each fiscal year of the corporation. The Harbor Board is authorized to determine the time the date, time, and place of each meeting. The Harbor Board must also provide notice to the shareholders, informing them of this information.

BNC.  Under BNC’s bylaws, an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

Harbor.  Special meetings may be called at any time by the Harbor Board, President, or upon written request of any one or more shareholders owning an aggregate of at least 10% of the outstanding capital stock of Harbor. The meeting time and place must be specified in the notice of the meeting.

BNC.  The BNC bylaws provide that special meetings of the BNC Board may be called by the Chief Executive Officer, the President, the Chairman or Vice Chairman of the board of directors.

Advance Notice Requirements for Presentation of Business

Harbor.  Harbor’s bylaws do not contain advance notice provisions.

BNC.  BNC’s bylaws do not contain advance notice provisions.

Indemnification

Harbor.  Unless limited by its articles of incorporation, a South Carolina corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of Harbor against reasonable expenses incurred by the director in defense of the proceeding.

Harbor’s articles of incorporation provide that Harbor shall, to the fullest extent permitted by South Carolina law, indemnify each director and each officer from and against all expenses, liabilities or other matters covered by South Carolina law. According to its bylaws, Harbor will indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director or officer of Harbor (or was serving at the request of Harbor as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise) for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees), incurred in connection with the proceeding if the individual acted in manner he or she believed in good faith to be in or not opposed to the best interests of Harbor. Further, for criminal proceedings, he or she must also have had no reasonable cause to believe his or her conduct was unlawful. Harbor’s bylaws permit Harbor to advance expenses related to a proceeding pursuant to a written undertaking from the officer or director.

BNC.  BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents or anyone serving at the request of BNC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan shall have a right to be indemnified to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Amendment of Articles of Incorporation and Bylaws

Harbor.  Harbor’s bylaws may be altered or amended by the shareholders at any annual or special meeting of the shareholders or, alternatively, by the Harbor Board at any regular or special meeting of the Harbor Board.

Any amendment to Harbor’s articles of incorporation that is recommended by the Harbor Board may be approved by vote of a majority of the shares entitled to vote on the amendment, except for amendments to the articles of incorporation for matters covered by SCBCA Section 33-10-102. However, Articles 7, 8, and 9 of Harbor’s articles of incorporation may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the amendment, unless such amendment has been approved by two-thirds of the directors of Harbor then in office.

If Harbor’s bylaws or articles of incorporation are amended at a shareholder meeting, notice of the general nature of the proposed change must be given in the notice of meeting. Further, the adoption of any amendments to Harbor’s bylaws, by its shareholders, must be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.

BNC.  Except as provided below, amendments to BNC’s articles of incorporation must be approved by a majority vote of the BNC Board and also by a vote of the shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment; provided, however, that the following amendments may require a different vote: (i) matters covered by the NCBA Section 55-10-02, which may be adopted by a vote of the board of directors; and (ii) the amendment or repeal of Article VII of BNC’s articles of incorporation, which shall require the affirmative vote of 75% of the then outstanding voting shares of BNC, voting separately as a class; provided that such restriction shall not be required for certain business combination transactions meeting certain exceptions in Article VII.

BNC’s bylaws may be amended by a majority vote of the BNC Board or by a vote of the shareholders of BNC.

Required Vote for Certain Business Combinations

Harbor.  Under Harbor’s articles of incorporation, whenever the Act or applicable law requires shareholder approval for a merger, sale, lease, exchange, or other disposition of all or substantially all of Harbor’s assets to any other corporation, person, or entity, the matter must be put to a vote. For any such measure to pass, there must be an affirmative vote of either:

(i)	two-thirds of the directors of Harbor then in office and the affirmative vote of a majority of holders of the issued and outstanding shares of Harbor entitled to vote, or
(ii)	a majority of directors then in office and the affirmative vote of at least two-thirds of the holders of the issued and outstanding shares of Harbor entitled to vote.

BNC.  BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is not applicable to BNC. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Shareholder Protection Act are not applicable.

Federal Limitations

Subject to certain limited exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is not applicable to BNC. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable.

South Carolina Business Corporation Act (SCBCA) Control Shares

The Control Share provisions of the SCBCA provide that “Control Shares” of a South Carolina corporation, defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing directors), acquired in a “Control Share Acquisition,” defined as the direct or indirect acquisition of ownership or control of issued and outstanding Control Shares, have no voting rights except as provided by Section 35-2-109 of the SCBCA.

This provision of the SCBCA is inapplicable to Harbor. Harbor’s articles of incorporation contain a provision exempting Harbor from the control share acquisition statute.

INFORMATION ABOUT HARBOR

General

Harbor was incorporated under South Carolina law in August 2005. It currently owns one community bank — Harbor National Bank, or Harbor Bank, a federally chartered bank that operates four branches in Charleston and Mount Pleasant, South Carolina and two mortgage offices in Hilton Head Island and Mount Pleasant, South Carolina. Harbor Bank commenced business in February 2006.

Harbor is a bank holding company regulated by the Federal Reserve. Harbor’s assets consist principally of the shares of stock of Harbor Bank. Harbor Bank is a nationally chartered bank that is regulated by the OCC. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Harbor Bank provides a full range of commercial and consumer banking services in Charleston and Mount Pleasant, South Carolina. The banking products offered by Harbor Bank include checking and savings accounts, business checking accounts, time deposits and money market accounts. Harbor Bank also offers internet banking services, bill payment, cash management services, remote deposit recapture, retirement account services and cash management services. Harbor also provides mortgage banking services from offices in Hilton Head Island and Mount Pleasant, South Carolina.

At June 30, 2014, Harbor had total assets of $318 million, total deposits of $261 million, and total stockholders’ equity of $34 million. Harbor is privately held, and has approximately 427 shareholders. There is no market for its stock and its shares are traded in privately negotiated transactions. See “Financial Statements of Harbor Bank Group, Inc.” on page F-1.

Harbor’s main office is located at 1503 Old Towne Road, Charleston, South Carolina 29407, and its telephone number is (843) 852-6400.

Market Area

All of Harbor Bank’s branches are located in Charleston County, South Carolina. Its market area is concentrated in the Charleston — North Charleston MSA.

Competition

Harbor Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Harbor Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in Charleston County and in South Carolina as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of Harbor Bank’s competitors have greater resources, broader geographic markets and higher lending limits than it does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Harbor Bank.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a bank headquartered in South Carolina may be required to compete not only with other South Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire South Carolina institutions, establish or acquire branch offices in South Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, Harbor Bank is one of the smaller banks in South Carolina.

To counter its competitive disadvantages, Harbor Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. Harbor Bank also depends on its reputation as a community bank in its banking markets and its involvement in the community it serves.

Subsidiaries

Harbor has one subsidiary, Harbor Bank.

Employees

At June 30, 2014, Harbor Bank had 75 employees. None of Harbor Bank’s employees are covered by a collective bargaining agreement. Harbor Bank believes its relations with its employees to be good.

Properties

The following table sets forth the locations of Harbor Bank’s branches as of June 30, 2014, as well as certain information relating to these offices:

Branch Location	Year Opened	Approximate Square Footage	Owned or Leased
West Ashley Branch (Main Office) 1503 Old Towne Road Charleston, SC 29407	2006	1,921	Leased
Meeting Street Branch 134 Meeting Street, Suite 110 Charleston, SC 29401	2006	1,452	Leased
James Island Branch 329 Folly Road Charleston, SC 29412	2012	2,005	Leased
Mt. Pleasant Branch 953 Houston Northcutt Blvd Mount Pleasant, SC 29464	2009	2,589	Leased

Legal Proceedings

From time to time as part of their respective businesses, Harbor and/or Harbor Bank is subject to routine litigation. In the opinion of Harbor’s management, neither it nor Harbor Bank is a party to any material pending legal proceedings that management believes would have a material adverse effect on the consolidated financial condition, operations, or cash flows of Harbor.

SUPERVISION AND REGULATION

Bank holding companies and state commercial and national banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and the Bank as well as Harbor and Harbor Bank. This summary contains what management believes to be the material information related to the supervision and regulation of BNC, the Bank, Harbor, and Harbor Bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC, the Bank, Harbor, and Harbor Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or Harbor. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC, the Bank, Harbor, and Harbor Bank may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Bank Holding Company Regulation and Structure

As bank holding companies, BNC and Harbor are subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System, or the Federal Reserve. The Bank, as a North Carolina chartered commercial bank, is subject to regulation, supervision and examination by the FDIC and the NCCOB. As a national banking association, Harbor Bank is subject to examination and regulation primarily by the OCC and, to a lesser extent, by the FDIC.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the other bank holding company;
•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;
•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or
•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, as amended, or the CRA, both of which are discussed below in more detail.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or
•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries; and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the CRA rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. Neither BNC nor Harbor has elected to be treated as a financial holding company.

BNC and Harbor are required to act as a source of financial strength for the Bank and Harbor Bank, respectively, and to commit resources to support them. This support may be required at times when BNC or Harbor might not be inclined to provide it. In addition, any capital loans made by BNC to the Bank, or by Harbor to Harbor Bank, will be repaid only after its deposits and various other obligations are repaid in full.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

The Bank is subject to extensive supervision and regulation by the NCCOB. The NCCOB oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The NCCOB supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and banks are required to make regular reports to the NCCOB describing in detail their resources, assets, liabilities, and financial condition. Among other things, the NCCOB regulates mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The NCCOB has extensive enforcement authority over North Carolina banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The NCCOB may also take possession of a North Carolina bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint a receiver.

On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which the Bank is subject were amended, including laws impacting capital requirements, authorized activities, permissible investments, and numerous operational functions. It is not possible to predict fully the future effects that this legislation may have on the business and earnings of the Bank.

The Bank and Harbor Bank are also subject to numerous federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by federal bank regulatory agencies. The FDIC and the OCC regularly examine the operations of the Bank and Harbor Bank, respectively, and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.

Payment of Dividends and Other Restrictions

Each of BNC and Harbor is a legal entity separate and distinct from the Bank and Harbor Bank, respectively. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for BNC and Harbor is dividends from their respective subsidiaries. The relevant federal and state regulatory agencies also have authority to prohibit a state bank, national bank or bank holding company, which would include BNC, the Bank, Harbor, and Harbor Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

Insured depository institutions, such as the Bank and Harbor Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy

BNC must comply with the Federal Reserve’s established capital adequacy standards, and both the Bank and Harbor Bank are required to comply with the capital adequacy standards established by the FDIC and OCC, respectively. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At June 30, 2014, the Bank’s Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio were 11.18% and 10.13% respectively. Neither BNC nor the Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At June 30, 2014, Harbor Bank’s Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio were 14.59% and 13.34%, respectively. Neither Harbor nor Harbor Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

In addition, the Federal Reserve has established minimum Leverage Ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum Leverage Ratio of 4%. The Bank’s Leverage Ratio at June 30, 2014 was 8.43%, and Harbor’s Leverage Ratio on such date was 10.85%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “Tangible Tier 1 Capital Leverage Ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC or Harbor of any additional specific minimum Leverage Ratio or Tangible Tier 1 Capital Leverage Ratio applicable to them.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC and the OCC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act, or the FDI Act, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital Ratio, Tier 1 Risk-Based Capital Ratio and the Leverage Ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;
•	“adequately capitalized” if it has a Total Risk-Based Capital Ratio of 8% or greater, a Tier 1 Risk-Based Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”
•	“undercapitalized” if it has a Total Risk-Based Capital Ratio of less than 8%, a Tier 1 Risk-Based Capital Ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances);
•	“significantly undercapitalized” if it has a Total Risk-Based Capital Ratio of less than 6%, a Tier 1 Risk-Based Capital Ratio of less than 3% or a Leverage Ratio of less than 3%; and
•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2014, both the Bank and Harbor Bank had capital levels that qualify as “well capitalized” under such regulations.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which BNC, the Bank, Harbor, and Harbor Bank operate will change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel III.” Currently, BNC, the Bank, Harbor and Harbor Bank are now governed by a set of capital rules that the Federal Reserve, the OCC and the FDIC have had in place since 1988, with some subsequent amendments and revisions.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

The major provisions of the new rule applicable to BNC, the Bank, Harbor and Harbor Bank are:

•	The new rule implements higher minimum capital requirements, includes a new common equity Tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity Tier 1 capital, additional Tier 1 capital, or Tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The new minimum capital to risk-weighted assets (RWA) requirements are a Common Equity Tier 1 Capital Ratio of 4.5% and a Tier 1 Capital Ratio of 6.0% which is an increase from 4.05, and a Total Capital Ratio that remains at 8.0%. The minimum Leverage Ratio (Tier 1 capital to total assets) is 4.0%. The new rule maintains the general structure of the current prompt corrective action framework while incorporating these increased minimum requirements.
•	The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in Tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets (MSAs), deferred tax assets (DTAs), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity Tier 1 capital.
•	Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to risk weighted assets. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5% would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5% would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the prompt corrective action well-capitalized thresholds.
•	The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

Both the FDIC and the OCC have also issued an final rules applicable to the Bank and Harbor Bank, respectively, that are identical in substance to the final rules issued by the Federal Reserve described above. The Bank and Harbor Bank are required to comply with these new rules on January 1, 2015.

Compliance by BNC, the Bank, Harbor, and Harbor Bank with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them.

While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and the proposed federal banking agency regulations implementing the Basel III standards, while recently promulgated, have not been implemented.

Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Further, the Bank Merger Act

requires approval from the FDIC prior to the Bank merging with or acquiring the deposits of another bank. Subject to certain reciprocity provisions, current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Generally, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations.

Branching

With appropriate regulatory approvals, North Carolina commercial banks are authorized to establish branches both in North Carolina and in other states. As a result of the Dodd-Frank Act, federal law allows de novo interstate branching and branching through mergers. A bank that establishes a branch in another state may conduct any activity at that branch office that is permitted by the law of that state to the extent that the activity is permitted either for a state bank chartered by that state or for a branch in the state of an out-of-state national bank.

FDIC Insurance Assessments

The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2013 and 2012 were $2.8 million and $2.2 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $743,000 and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012.

Harbor Bank’s federal deposit insurance assessments during 2013 and 2012 were $212,264 and $220,029, respectively.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to 5 basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment, or the DIDA; and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10% of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise the Bank’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as the Bank may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation, or the FICO. The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and ranged from 0.66 basis points throughout 2012 to 0.64 basis points for the first three quarters of 2013 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The CRA regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s CRA performance and to review the institution’s CRA public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The CRA requires public disclosure of a financial institution’s written CRA evaluations. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory CRA rating in its latest CRA examination. The Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. Harbor Bank received a rating of “Outstanding” in its last CRA examination which was conducted in February 2013.

Consumer Protection Laws

Both the Bank and Harbor Bank are subject to a number of laws and regulations designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board, or the PCAOB, which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of BNC, the Bank, Harbor, and Harbor Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC, the Bank, Harbor, and Harbor Bank cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of BNC, the Bank, Harbor, and Harbor Bank. Banking legislation and regulations may limit BNC, the Bank, Harbor, and Harbor Bank’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC, the Bank, Harbor, or Harbor Bank or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC, the Bank, Harbor, or Harbor Bank.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999, or the FHLB Modernization Act, amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within 5 years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. The Bank and Harbor Bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

The Bank’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. Commercial Real Estate, or CRE, loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance promulgated by the FDIC prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or
•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of June 30, 2014, and excluding assets covered under loss share agreements with the FDIC, the Bank’s C&D concentration as a percentage of capital totaled 86.1% and the Bank’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 361.8%. Including loans subject to loss-share agreements with the FDIC, the Bank’s C&D concentration as a percentage of capital totaled 90.4% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 379.8%. As of June 30, 2014, Harbor Bank’s C&D concentration as a percentage of Harbor Bank’s capital totaled 77% and Harbor Bank’s CRE concentration, net of owner-occupied loans, as a percentage of Harbor Bank’s capital totaled 268%.

Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in such guidance by the FDIC and the OCC. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of BNC, the Bank, Harbor, and Harbor Bank cannot be predicted.

Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council, or the FSOC, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau, or the CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC, the Bank, Harbor, and Harbor Bank cannot be anticipated at this time.

MANAGEMENT FOLLOWING THE MERGER

Information regarding the current directors and executive officers of BNC, each of whom will continue to serve as a director and/or and executive officer of BNC after completion of the merger, can be found in BNC’s annual report on Form 10-K for the year ended December 31, 2013 and in BNC’s definitive proxy statement for its 2014 annual meeting of shareholders. See “Where You Can Find More Information” on page 83.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF HARBOR

As of the record date, to the knowledge of management of Harbor, the only shareholder who beneficially owned more than 5% of Harbor common stock was Charles F. Rivers, III, whose stock ownership is described in greater detail below. The total number of Harbor shares of common stock outstanding as of the record date was 3,133,455.

As of the record date, the beneficial ownership of Harbor’s common stock by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John G. Boatwright, Jr., MD	37,400	(1)	1.19%
Andrew K. Epting, Jr.	86,020	(2)	2.75%
Robert D. Fairey	55,000	(3)	1.76%
C. Allen Gibson, Jr.	35,970	(4)	1.15%
Kathy Hall	14,300	(5)	*
Thomas F. Hartnett	27,500	(6)	*
James J. Kerr	60,720	(7)	1.94%
Joseph P. Laferte, Jr.	48,770	(8)	1.56%
Cynthia Jordan Lowery	38,715	(9)	1.24%
Charles F. Rivers, III	205,348	(10)	6.55%
James M. Stelling	72,270	(11)	2.31%
Willard R. Stout	55,000	(12)	1.76%
Charles H. Stuart	3,483	(13)	*
William C. Walters, III	37,400	(14)	1.19%
Ryan Werking	12,650	(15)	*
All directors and executive officers (15 persons)	790,546		25.23%

*	Less than 1%.
(1)	Includes 5,500 shares owned by Dr. Boatwright’s spouse, and 4,400 shares owned by a trust benefitting Dr. Boatwright and his family. Also includes 11,000 warrants owned by Dr. Boatwright that are fully exercisable within 60 days of June 30, 2014.
(2)	Includes 63,250 shares held in a brokerage account, 5,500 shares owned by Mr. Epting’s spouse, and 275 shares owned by each of Mr. Epting’s two daughters. Also includes 11,000 warrants owned by Mr. Epting that are fully exercisable within 60 days of June 30, 2014.
(3)	Includes 11,000 shares held in a brokerage account and 11,000 warrants owned by Mr. Fairey that are fully exercisable within 60 days of June 30, 2014.
(4)	Includes 5,720 shares held by family-controlled investment company and 30,250 shares held by Mr. Gibson.
(5)	Includes 2,200 shares held in a brokerage account, 1,100 shares jointly owned with her spouse, and 11,000 options owned by Ms. Hall that are fully exercisable within 60 days of June 30, 2014.
(6)	Includes 11,000 warrants owned by Mr. Hartnett that are fully exercisable within 60 days of June 30, 2014.
(7)	Includes 49,720 shares held by family trust and 11,000 warrants owned by Mr. Kerr that are fully exercisable within 60 days of June 30, 2014.
(8)	Includes 11,000 shares held in a brokerage account and 32,270 options owned by Mr. Laferte that are fully exercisable within 60 days of June 30, 2014.
(9)	Includes 15,395 shares held in an employer-sponsored retirement plan, 12,320 shares held jointly with her spouse, and 11,000 warrants owned by Ms. Lowery that are fully exercisable within 60 days of June 30, 2014.
(10)	Includes 30,800 shares held in brokerage accounts, 2,200 shares held by his spouse, and 161,348 options and 11,000 warrants owned by Mr. Rivers that are fully exercisable within 60 days of June 30, 2014.

(11)	Includes 24,200 shares held by a trust and 11,000 warrants owned by Mr. Stelling that are fully exercisable within 60 days of June 30, 2014.
(12)	Includes 33,000 shares held in brokerage accounts and 22,000 options owned by Mr. Stout that are fully exercisable within 60 days of June 30, 2014.
(13)	Includes 2,933 options owned by Mr. Stuart that are fully exercisable within 60 days of June 30, 2014.
(14)	Includes 1,100 shares held by each of his spouse and two children, 11,000 shares held in brokerage accounts and 11,000 warrants owned by Mr. Walters that are fully exercisable within 60 days of June 30, 2014.
(15)	Includes 4,400 shares owned jointly with a family member and 7,150 options owned by Mr. Werking that are fully exercisable within 60 days of June 30, 2014.

PROPOSAL 2 — PROPOSAL TO ADJOURN THE HARBOR SPECIAL MEETING

If Harbor does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger agreement. Harbor does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Harbor shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting, whether or not a quorum is present.

THE HARBOR BOARD UNANIMOUSLY RECOMMENDS THAT HARBOR
SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL
MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT
ADDITIONAL PROXIES TO APPROVE THE MERGER AGREEMENT.

LEGAL MATTERS

The validity of BNC common stock to be issued in connection with the merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. Womble Carlyle Sandridge & Rice, LLP, will also opine as to material federal income tax consequences of the merger on behalf of BNC. As of the date of this prospectus, attorneys at Womble Carlyle Sandridge & Rice, LLP beneficially own an aggregate of 35,970 shares of Harbor common stock.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and audit reports incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of BNC common stock to be issued in the merger to Harbor shareholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, Harbor and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com), under the “About Our Bank” tab, or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive — Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

The SEC allows BNC to “incorporate by reference” information into this proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 13, 2014.
•	Those portions of BNC’s Definitive Proxy Statement deemed incorporated into BNC’s Annual Report on Form 10-K, filed with the SEC on April 10, 2014.
•	BNC’s Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2014 and August 11, 2014.
•	BNC’s Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 24, 2014, January 27, 2014, April 1, 2014, April 23, 2014, May 22, 2014, June 2, 2014, June 5, 2014, July 23, 2014, September 26, 2014 and September 30, 2014.

A description of BNC’s capital stock can be found herein under “Description of BNC Capital Stock.”

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13 (c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Harbor’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

BNC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BNC, and Harbor has supplied all such information relating to Harbor.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by November 4, 2014, to receive them before the Harbor special meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BNC has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

FINANCIAL STATEMENTS OF HARBOR BANK GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Harbor Bank Group, Inc. and Subsidiary

Consolidated Balance Sheets
As of December 31, 2013 and 2012

	2013	2012
Assets
Cash and cash equivalents:
Cash and due from banks	$6,334,740	$4,801,651
Interest bearing balances	11,473,803	7,242,513
Federal funds sold	200,000	—
Total cash and cash equivalents	18,008,543	12,044,164
Certificates of deposit at other banks	996,000	996,000
Securities available-for-sale	29,982,700	32,862,476
Nonmarketable equity securities	2,148,900	1,931,900
Loans held for sale	2,939,790	3,551,767
Loans receivable	239,186,570	219,680,968
Less allowance for loan losses	4,013,165	4,100,018
Net loans	235,173,405	215,580,950
Premises, furniture and equipment, net	2,193,511	2,014,339
Other real estate owned	566,450	1,300,209
Accrued interest receivable	687,299	773,954
Deferred tax asset	697,206	986,929
Mortgage servicing rights	1,074,840	163,735
Bank owned life insurance	3,009,837	—
Other assets	983,874	1,062,012
Total assets	$298,462,355	$273,268,435
Liabilities
Deposits:
Noninterest-bearing transaction accounts	$40,213,800	$21,753,888
Interest-bearing transaction accounts	33,960,677	36,613,760
Savings and money market	84,257,086	87,539,298
Time deposits $100,000 and over	44,899,517	46,862,881
Other time deposits	39,522,664	33,888,735
Total deposits	242,853,744	226,658,562
Advances from Federal Home Loan Bank	22,000,000	15,000,000
Accrued interest payable	282,319	279,134
Other liabilities	739,750	575,106
Total liabilities	265,875,813	242,512,802
Stockholders’ Equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized, 3,133,455 shares issued and outstanding at December 31, 2013 and 2012	3,133,455	3,133,455
Capital surplus	26,414,302	26,410,682
Retained earnings	2,987,308	772,154
Accumulated other comprehensive income	51,477	439,342
Total stockholders’ equity	32,586,542	30,755,633
Total liabilities and stockholders’ equity	$298,462,355	$273,268,435

Harbor Bank Group, Inc. and Subsidiary

Consolidated Statements of Income
As of December 31, 2013 and 2012

	2013	2012
Interest income:
Loans, including fees	$11,113,834	$10,842,190
Securities available-for-sale	612,412	717,333
Nonmarketable equity securities	77,688	66,916
Interest bearing balances and other	44,889	22,592
Total	11,848,823	11,649,031
Interest expense:
Time deposits $100,000 and over	426,647	668,372
Other deposits	677,699	840,835
Advances from FHLB	312,533	281,304
Other	646	485
Total	1,417,525	1,790,996
Net interest income	10,431,298	9,858,035
Provision for loan losses	—	1,098,000
Net interest income after provision for loan losses	10,431,298	8,760,035
Noninterest income:
Service charges on deposit accounts	236,336	160,930
Mortgage banking income	2,284,646	1,214,134
Gain on sale of securities	5,621	13,470
Other service fees and commissions	215,488	149,945
Total noninterest income	2,742,091	1,538,479
Noninterest expenses:
Salaries and employee benefits	6,038,832	4,518,832
Net occupancy	967,498	785,366
Furniture and equipment	225,640	180,391
Data processing	692,421	534,723
Advertising	179,273	103,923
FDIC assessments	212,264	220,029
Net cost of operation of other real estate owned	56,175	668,089
Other operating	1,412,378	1,060,969
Total noninterest expense	9,784,481	8,072,322
Income before income taxes	3,388,908	2,226,192
Income tax expense	1,173,754	761,950
Net income	$2,215,154	$1,464,242
Income per share
Basic income per share	$0.71	$0.47
Diluted income per share	$0.71	$0.47
Average shares outstanding	3,133,455	3,133,455

Harbor Bank Group, Inc. and Subsidiary

Consolidated Balance Sheets
December 31, 2012 and 2011

	2012	2011
Assets
Cash and cash equivalents:
Cash and due from banks	$4,801,651	$4,001,651
Interest bearing balances	7,242,513	1,126,974
Total cash and cash equivalents	12,044,164	5,128,625
Certificates of deposit at other banks	996,000	—
Securities available-for-sale	32,862,476	35,994,181
Nonmarketable equity securities	1,931,900	1,812,900
Loans held for sale	3,551,767	—
Loans receivable	219,680,968	208,029,035
Less allowance for loan losses	4,100,018	4,228,858
Net loans	215,580,950	203,800,177
Premises, furniture and equipment, net	2,014,339	1,133,039
Other real estate owned	1,300,209	2,913,340
Accrued interest receivable	773,954	838,216
Deferred tax asset	986,929	1,566,710
Mortgage servicing rights	163,735	—
Bank owned life insurance	—	—
Other assets	1,062,012	805,584
Total assets	$273,268,435	$253,992,772
Liabilities
Deposits:
Noninterest-bearing transaction accounts	$21,753,888	$15,433,405
Interest-bearing transaction accounts	36,613,760	26,400,066
Savings and money market	87,539,298	77,372,339
Time deposits $100,000 and over	46,862,881	57,992,430
Other time deposits	33,888,735	33,434,400
Total deposits	226,658,562	210,632,640
Advances from Federal Home Loan Bank	15,000,000	13,000,000
Accrued interest payable	279,134	465,993
Other liabilities	575,106	895,988
Total liabilities	242,512,802	224,994,621
Stockholders’ Equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized, 3,133,455 and 3,133,455 shares issued and outstanding at December 31, 2012 and 2011, respectively	3,133,455	3,133,455
Capital surplus	26,410,682	26,408,570
Retained earnings (deficit)	772,154	(407,226)
Accumulated other comprehensive income	439,342	148,214
Total stockholders’ equity	30,755,633	28,998,151
Total liabilities and stockholders’ equity	$273,268,435	$253,992,772

Harbor Bank Group, Inc. and Subsidiary

Consolidated Statements of Income
December 31, 2012 and 2011

	2012	2011
Interest income:
Loans, including fees	$10,842,190	$10,965,092
Securities available-for-sale, taxable	717,333	578,660
Nonmarketable equity securities	66,916	54,751
Interest bearing balances and other	22,592	29,544
Total	11,649,031	11,628,047
Interest expense:
Time deposits $100,000 and over	668,372	907,358
Other deposits	840,835	1,215,722
Advances from FHLB	281,304	230,208
Other	485	66
Total	1,790,996	2,353,354
Net interest income	9,858,035	9,274,693
Provision for loan losses	1,098,000	1,099,000
Net interest income after provision for loan losses	8,760,035	8,175,693
Noninterest income:
Service charges on deposit accounts	160,930	98,821
Gain on sales and fees on mortgage loans sold	1,214,134	127,477
Gain on sale of securities	13,470	21,499
Other service fees and commissions	149,945	149,422
Total noninterest income	1,538,479	397,219
Noninterest expenses:
Salaries and employee benefits	4,518,832	3,076,022
Net occupancy	785,366	688,741
Furniture and equipment	180,391	151,072
Data processing	534,723	445,874
Advertising	103,923	107,616
FDIC assessments	220,029	242,370
Net cost of operation of other real estate owned	668,089	1,011,883
Other operating	1,060,969	824,079
Total noninterest expense	8,072,322	6,547,657
Income before income taxes	2,226,192	2,025,255
Income tax expense	761,950	679,779
Net income	$1,464,242	$1,345,476
Income per share
Basic income per share	$0.47	$0.43
Diluted income per share	$0.47	$0.43
Average shares outstanding	3,133,455	3,133,455

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HARBOR BANK GROUP, INC.,

AND

BNC BANCORP

DATED AS OF JUNE 4, 2014

A-i

A-ii

A-iii

Adverse Recommendation Change	6.9(b)
Agreement	Preamble
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)(i)
Bank Merger	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Secrecy Act	3.22
Benefit Plan	9.10(b)
BHC Act	3.4
BNC VWAP	1.4(c)(i)
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Article IV
Buyer Non-Voting Common Stock	4.2(a)
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Certificate	1.4(d)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)(ix)
Code	Preamble
Common Stock Merger Consideration	1.4(c)
Covered Employees	6.5(a)
CRA	3.23
Determination Date	8.1(f)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.5(c)
Exchange Agent	2.1
Expense Reimbursement	8.3(b)(iii)
Fair Credit Reporting Act	3.21

A-iv

FDI Act	3.4
FDIC	3.1(d)
Federal Reserve Board	3.4
FFIEC	3.27
Final Index Price	8.1(f)
Form S-4	4.4
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.21
SCBCA	1.1(a)
IIPI	3.21
Indemnified Parties	6.6(a)
Index	8.1(f)
Index Ratio	8.1(f)
Initial Buyer Market Value	8.1(f)
Initial Index Price	8.1(f)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.18
IRS	3.10(a)
Knowledge	9.5
Leased Properties	3.16
Liens	3.2(b)
Loans	3.15(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Preamble
NCBCA	1.1(a)
North Carolina Articles of Merger	1.2
OCC	3.4
Owned Properties	3.16
Parties	Preamble
Party	Preamble
Patriot Act	3.22
Permitted Encumbrances	3.16
Person	9.5
Policies, Practices and Procedures	3.14(b)
Property Lease	3.20
Proxy Statement	3.28
Qualified Group	4.17

A-v

Real Property	3.16
Regulatory Agencies	3.5
Sarbanes-Oxley Act	4.11(b)
SEC	4.4
Section 409A	3.11(l)
Securities Act	3.2(a)
Seller	Preamble
Seller Bank	Preamble
Seller Benefit Plans	3.11(a)
Seller Board	3.3(a)
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Article III
Seller Financial Statements	3.6(a)
Seller Options	1.5
Seller Policies	3.17
Seller Regulatory Agreement	3.5
Seller Shareholder Meeting	6.3(a)
Seller Stock Plan	3.2(a)
Severance Payment	6.5(c)
South Carolina Articles of Merger	1.2
Subsidiary	3.1(c)
Subsidiary Plan of Merger	1.1(b)
Superior Proposal	6.9(d)(ii)
Surviving Corporation	Preamble
Tax	3.10(b)
Tax Return	3.10(c)
Taxes	3.10(b)
Termination Fee	8.3(b)
Treasury Regulations	4.17
Trust Account Common Shares	1.4(b)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of June 4, 2014 (this “Agreement”), by and between Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Harbor National Bank, a national banking association (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation (“Buyer Bank”);

WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the banking laws of North Carolina (N.C. Gen. Stat. §53C-10-201 et seq.), the North Carolina Business Corporation Act (the “NCBCA”), and the South Carolina Business Corporation Act (“SCBCA”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease. The articles of incorporation and bylaws of Buyer in effect immediately prior to the Merger shall be the articles of incorporation and bylaws of the Surviving Corporation following such Merger.

(b) In accordance with the banking laws of the United States of America (12 U.S.C. §1828(c)) and North Carolina (N.C. Gen. Stat. §53C-7-201 et seq.), and immediately following the Effective Time, Seller Bank will merge (the “Bank Merger”) with and into Buyer Bank, a wholly owned subsidiary of Buyer. Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the separate corporate existence of the Seller Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form attached hereto as Exhibit A (the “Subsidiary Plan of Merger”). In order to obtain the necessary approvals from the Regulatory Agencies for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (i) Seller shall cause the Seller Bank to approve the Subsidiary Plan of Merger; (ii) Seller, as the sole shareholder of the Seller Bank, shall approve the Subsidiary Plan of Merger; (iii) Seller shall cause the Subsidiary Plan of Merger to be duly executed by the Seller Bank and delivered to Buyer; (iv) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (v) Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; and (vi) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Seller. Prior to the Effective Time, Seller shall cause the Seller Bank, and Buyer shall cause Buyer Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

(c) Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a different wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the merger consideration provided for in this Agreement, (ii) affect, in an adverse manner, the Tax treatment of Seller’s shareholders as a result of receiving the merger consideration or the Tax treatment of a Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective on the date set forth in the articles of merger that shall be filed with (i) the North Carolina Secretary of State (the “North Carolina Articles of Merger”) and (ii) the South Carolina Secretary of State (the “South Carolina Articles of Merger”) on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in those articles of merger.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NCBCA, the SCBCA, and the banking laws of North Carolina. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Seller Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holder of any of the following securities:

(a) Each share of voting common stock, no par value per share, of Buyer (the “Buyer Common Stock”) and Buyer Non-Voting Common Stock (as hereinafter defined) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, $1.00 par value, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller, Buyer or Buyer Bank (other than shares of Seller Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) or shares held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

(c) Each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank, or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following (the “Merger Consideration”):

(i) Except as set forth in clauses (ii) and (iii) below, 0.950 shares of Buyer Common Stock (the “Common Stock Merger Consideration”);

(ii) In the event that the volume weighted average price of a share of Buyer Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg Finance L.P. (the “BNC VWAP”) is less than

$16.85, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive: (A) the Common Stock Merger Consideration, plus (B) cash in an amount equal to the difference between (1) $16.00 and (2) 0.95 times the BNC VWAP; provided, however, that the aggregate amount of cash consideration to be paid by Buyer pursuant to this Section 1.4(c)(ii) shall not exceed $5.0 million; provided, further, that if the amount of cash consideration payable to holders of Seller Common Stock is reduced pursuant to the immediately preceding proviso, then such reduction shall be applied ratably to the payments to be paid by Buyer in respect of each share of Seller Common Stock;

(iii) In the event that the BNC VWAP is greater than $18.00, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive the number of shares of Buyer Common Stock as determined by the following formula:

[$17.10 + [(BNC VWAP - $18.00) x 0.60]

BNC VWAP

(d) From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the merger consideration as provided in Section 1.4(c) into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

1.5 Stock Options, Warrants, and Other Stock-Based Awards.  By virtue of the Merger and without any action on the part of the holders of any outstanding options, warrants, or other stock-based awards (“Seller Options”), all Seller Options, whether vested or unvested, shall be cancelled and the holder thereof shall be paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of Seller Common Stock subject to such Seller Option times (b) the difference between (i) the greater of (x) the imputed cash value per share of Seller Common Stock pursuant to the exchange and conversion provisions of Section 1.4(c), as applicable (with shares of Buyer Common Stock being valued based upon the closing price of such shares on the second to last trading day prior to the Closing Date) and (y) $16.00, and (ii) the exercise price of each respective Seller Option.

1.6 Dissenting Shareholders.  Notwithstanding the provisions of Section 1.4, any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by S.C. Code Ann. §33-13-101 et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the SCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the SCBCA and surrendered to Seller the Certificate or Certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4 of this Agreement upon surrender by such holder of the Certificate or Certificates representing shares of Seller Common Stock held by such holder.

1.7 Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.8 Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing price of Buyer Common Stock on the date immediately prior to the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

1.9 Adjustments.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Buyer Common Stock or Seller Common Stock outstanding after the date hereof and prior to the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the exchange agent, Registrar and Transfer Company, or such other exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), shall mail to the former holders of Seller Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates to the Surviving Corporation or its duly authorized agent. After the Effective Time, each holder of shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Surviving Corporation and shall promptly upon surrender thereof receive in exchange therefor the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Seller Common Stock for exchange as provided in this Section 2.1. The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Surviving Corporation may require. In the event of a transfer of ownership of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Seller Common Stock for any amounts paid or property properly delivered to a public official pursuant to any applicable abandoned property law.

2.2 Rights of Former Seller Shareholders.  At the Effective Time, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time and no transfer of shares of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of shares of Seller Common Stock shall be entitled to vote, provided such shares of Seller Common Stock have voting rights, after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing shares of Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1.  However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1 Corporate Organization.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Seller is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Seller’s Articles of Incorporation and Bylaws of Seller, as amended, as in effect as of the date of this Agreement, have previously been made available to Buyer.

(c) Seller Bank (i) is duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Charter and Bylaws of Seller Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. The Seller has no Subsidiaries other than the Seller Bank. As used in this Agreement, the word “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d) The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 3,223,455 shares were issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock were reserved for issuance, except for 646,490 shares of Seller Common Stock available in connection with the Seller Options. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, including with respect to any Seller stock option plan(s), as amended (collectively, the “Seller Stock Plans”) as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller, except for the shares currently subject to awards under the Seller Stock Plans. As of the date of this Agreement, there are no contractual obligations of Seller or Seller Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or Seller Bank or (ii) pursuant to which Seller or Seller Bank is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(d) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Since December 31, 2013, through the date hereof, Seller has not, except as set forth on Section 3.2(d) of the Seller Disclosure Schedule (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller, or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under the Seller Stock Plan.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Seller Bank are owned by Seller directly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Seller Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller Bank.

(c) Neither Seller nor Seller Bank owns any capital stock, equity interest or other direct or indirect ownership interest in any person, other than Seller’s one hundred percent ownership of Seller Bank, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d) Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plans, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plans and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans; (ii) all outstanding options, indicating with respect to each such option the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such option and the exercise price thereof; (iii) complete and accurate copies of the Seller Stock Plans and the forms of all award agreements related thereto; and (iv) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof.

3.3 Authority; No Violation.

(a) Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that the shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Articles of Incorporation or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller or Seller Bank or any of their respective properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or Seller Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Bank is a party or by which either of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals.  Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the Office of the Comptroller of the Currency (“OCC”), and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications, notices, and waiver requests, (b) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA and the South Carolina Articles of Merger pursuant to the SCBCA, and the filing of Articles of Merger with respect to the Bank Merger, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, or (d) notices or filings that are required under consumer finance, mortgage banking and other similar laws, no consents or approvals of or filings or registrations with any federal or state banking, insurance or other regulatory or self-regulatory authorities or instrumentalities (each a “Governmental Entity”) are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filing or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

3.5 Reports; Regulatory Matters.  Seller and Seller Bank have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) the Federal Reserve Board, (ii) the OCC, (iii) the FDIC, and (iv) any state regulatory authority (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5 of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Seller and Seller Bank, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, since January 1, 2011, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Seller and Seller Bank have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Governmental Agency with respect to, any report or statement relating to any examinations or inspections of Seller or Seller Bank. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Seller or Seller Bank (other than normal examinations conducted by a Governmental Entity in Seller’s ordinary course of business). Except as set forth on Section 3.5 of the Seller Disclosure Schedule, neither Seller nor Seller Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011 a recipient of any supervisory letter from, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their Subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller or Seller Bank been advised since January 1, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Seller is not an “eligible depository institution” as defined in 12 C.F.R. §303.2(r).

3.6 Financial Statements.

(a) Seller has made available to Buyer the audited consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2013, and December 31, 2012, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2013 and 2012, and (b) the unaudited consolidated balance sheets and income statements of Seller and Seller Bank as of, and with respect to the three months ended March 31, 2014 (the “Seller Financial Statements”). The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Bank in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and Seller Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis, LLC, has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Seller nor Seller Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since March 31, 2014, in connection with this Agreement and the transactions contemplated hereby. Seller has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).

(c) Since December 31, 2013, (i) through the date hereof, neither Seller nor Seller Bank, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller or Seller Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or Seller Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or Seller Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or Seller Bank, whether or not employed by Seller or Seller Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

(d) The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Seller to Buyer, was based upon reasonable assumptions, and, to Seller’s knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

3.7 Broker’s Fees.  Neither Seller nor Seller Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, since December 31, 2013, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks and their holding companies, generally, or interpretations thereof by courts, the Regulatory Agencies, or other Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and Seller Bank, including the effects on the employees and customers of Seller Bank resulting from the public announcement of the Merger), or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, Seller is not aware of any liability relating to Seller’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Seller Financial Statements.

(c) Since December 31, 2013, through and including the date of this Agreement, Seller and Seller Bank have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(d) Except as set forth in Section 3.8(d) of the Seller Disclosure Schedule or as contemplated by Sections 6.5(c), 6.6 through 6.10, 7.3(c) and 7.3(d) of this Agreement, since December 31, 2013, neither Seller nor Seller Bank has (i) except (A) for normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law, pre-existing contractual obligations or the terms of any existing Seller Benefit Plan, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) except as required by the terms of the existing awards, granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or Seller Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9 Legal Proceedings.

(a) Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or Seller Bank, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller, Seller Bank or the assets of Seller or Seller Bank.

3.10 Taxes and Tax Returns.

(a) Each of Seller and Seller Bank has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and Seller Bank are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or Seller Bank for which Seller does not have reserves that are adequate under GAAP. Except as may be disclosed on Section 3.10(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Seller and Seller Bank). Within the past five years, neither Seller nor Seller Bank has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor Seller Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or Seller Bank. Neither Seller nor Seller Bank has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor Seller Bank has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or Seller Bank.

3.11 Employee Matters.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or Seller Bank entered into, maintained or contributed to by Seller or Seller Bank or to which Seller or Seller Bank is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). Seller has no ERISA Affiliate other than Seller Bank. For purposes of this Agreement, the term “ERISA

Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or Seller Bank.

(b) With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan.

(c) With respect to each Seller Benefit Plan:

(i) each Seller Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, including extensions available for any applicable deadline, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan;

(ii) each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has either received a favorable determination letter from the IRS to such effect or such Seller Benefit Plan is covered by a letter from the IRS to the same effect, and no fact, circumstance or event has occurred since the date of such letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or Seller Bank’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller or Seller Bank, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

(iv) all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates, with extensions, under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the quarter ended March 31, 2014 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since March 31, 2014;

(v) no Seller Benefit Plan is under, and Seller and Seller Bank have not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been satisfied;

(vi) except as set forth in Section 3.11(c)(vi) of the Seller Disclosure Schedule, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller nor Seller Bank has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(vii) all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(viii) subject to satisfaction of those payments contemplated by Section 6.5(c), Section 6.13, Section 7.3(c) and Section 7.3(d), and except as set forth in Section 3.11(c)(viii) of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan, or (C) conflict with the terms of any Seller Benefit Plan;

(ix) all obligations of Seller and Seller Bank, and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(x) to the knowledge of Seller, Seller and Seller Bank, as applicable, or third parties with whom they have contracted for the performance of such services, have maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xi) no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d) No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor Seller Bank has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor Seller Bank is subject to, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any material liability pursuant to Title I or IV of ERISA or the penalty tax or, excise tax provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or Seller Bank.

(e) Subject to satisfaction of the payments contemplated in Section 6.5(c), Section 6.13, Section 7.3(c) and Section 7.3(d) of this Agreement or except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or Seller Bank, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f) To the knowledge of Seller, neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the knowledge of Seller all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the

Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and Seller Bank have in effect fiduciary liability insurance covering Seller, Seller Bank or any employee, officer, director, or agent of either with respect to the Seller Benefit Plans.

(g) With respect to Seller and Seller Bank:

(i) Neither Seller nor Seller Bank is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller or Seller Bank. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and neither Seller nor Seller Bank has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii) Neither Seller nor Seller Bank is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii) Each of Seller and Seller Bank are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv) Neither Seller nor Seller Bank has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v) To the knowledge of Seller, no executive of Seller or Seller Bank: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi) Section 3.11(g)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller and Seller Bank: name; employing entity; job title; primary work location; current compensation rate; Seller or expected bonus; and Seller’s or Seller Bank’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(h) Section 3.11(h) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or Seller Bank and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(h) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

(i) Neither Seller nor Seller Bank (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA or similar state law.

(j) Neither Seller nor Seller Bank maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(k) To the Seller’s knowledge, each individual who performs services for Seller or Seller Bank as an independent contractor has been appropriately treated as an independent contractor under applicable laws.

(l) (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the

Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2010, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor Seller Bank (1) has been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12 Compliance with Applicable Law.

(a) Seller and Seller Bank hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or Seller Bank. Other than as required by (and in conformity with) law and as provided in Section 3.12(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Bank acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Seller has complied in all material respects with (i) all contractual obligations of a Party related to its SBA and mortgage lending programs and (ii) all laws applicable to a Party related to its SBA and mortgage lending programs.

(c) Section 3.12(c) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller or Seller Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13 Certain Contracts.

(a) Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former, or retired officer, employee, director, consultant, independent contractor, or other service provider of Seller or Seller Bank thereof, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor Seller Bank knows of, or has received notice of, any material violation of any Seller Contract by any of the other parties thereto.

(b) (i) Each Seller Contract is valid and binding on Seller or Seller Bank and is in full force and effect, (ii) Seller and Seller Bank have in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or Seller Bank under any such Seller Contract.

3.14 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and Seller Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or Seller Bank. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b) Seller and Seller Bank and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.15 Loan Portfolio.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of March 31, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or Seller Bank (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or Seller Bank that is classified as “Other Real Estate Owned” and the book value thereof.

(b) To Seller’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Seller, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Seller or Seller Bank, and all such Loans purchased by Seller or Seller Bank, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller and Seller Bank have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) Since December 31, 2013, Seller Bank has not incurred any unusual or extraordinary loan losses that are material to Seller and Seller Bank on a consolidated basis; to Seller’s knowledge and in light of each of the Seller Bank’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.16 Property.  Seller or Seller Bank (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or Seller Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof, including such Liens granted in the ordinary course of business to the Federal Home Loan Bank of Atlanta to secure certain borrowings (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), and such leasehold estates are free and clear of all Liens of any nature whatsoever encumbering Seller’s or Seller Bank’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by Seller or Seller Bank or, to Seller’s knowledge, the lessor. To the knowledge of Seller, the Real Property is in material compliance with, and Seller has not received any notice of any violation of, applicable zoning laws and building codes regarding the Real Property and the building and improvements located thereon. The buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and Seller Bank are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies. Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope, and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal, or premium adjustment for such policies.

3.17 Insurance.  Seller and Seller Bank are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiaries of comparable size and operations to Seller and Seller Bank. Seller has a true and complete list of all insurance policies applicable and available to Seller and Seller Bank with respect to its business or that are otherwise maintained by or for Seller or Seller Bank (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. There is no claim for coverage by Seller or Seller Bank pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller or Seller Bank have been timely paid, by Seller or Seller Bank, as applicable. To the knowledge of the Seller, neither Seller nor Seller Bank has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. To the best of Seller’s knowledge, no Seller Policy has been issued by a company that is rated less than “A-☐ by A.M. Best & Co.

3.18 Intellectual Property.  Seller and Seller Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Seller’s Intellectual Property have been paid. The use of any Intellectual Property by Seller and Seller Bank does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or Seller Bank acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or Seller Bank with respect to any Intellectual Property owned by and/or licensed to Seller or Seller Bank. Neither Seller nor Seller Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Seller or Seller Bank and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or Seller Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or Seller Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s actual knowledge, threatened against Seller or Seller Bank. To the actual knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller or Seller Bank. Neither Seller nor Seller Bank is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Seller’s actual knowledge, each of Seller and Seller Bank, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Seller) any property in which Seller or Seller Bank holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 3.19 are Seller’s only representations and warranties with respect to environmental matters.

3.20 Leases.  Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or Seller Bank is a party and (b) a list of each parcel of real property leased by Seller or Seller Bank together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or Seller Bank and is in full force and effect. Seller and Seller Bank has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor Seller Bank is in material default under any Property Lease.

3.21 Privacy of Customer Information.  Seller maintains individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.21, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply in any material respect with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.22 Bank Secrecy Act; Patriot Act; Money Laundering.  Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause Seller or Seller Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “ Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act. Seller has not engaged in any material “unfair, deceptive, or abusive act or practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.23 CRA Compliance.  Neither Seller nor Seller Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder. As of the date hereof, Seller and Seller Bank’s most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or Seller Bank to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or Seller Bank to decrease below the “satisfactory” level.

3.24 Securitizations.  Seller is not a party to any agreement securitizing any of its assets.

3.25 Reorganization; Approvals.  As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26 Opinion.  Before the execution of this Agreement, the Seller Board has received an opinion from Banks Street Partners, LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.27 Disaster Recovery and Business Continuity.  Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To the best of Seller’s knowledge, such program ensures that Seller and Seller Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the FDIC.

3.28 Seller Information.  The information relating to Seller and Seller Bank that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.29 No Further Representations.  Except for the representations and warranties specifically set forth in this Article III of this Agreement, neither Seller, Seller Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller, Seller Bank or any of its officers, directors, employees, affiliates, or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.

(c) Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting Buyer Common Stock and 20,000,000 shares are designated as non-voting common stock (“Buyer Non-Voting Common Stock”), of which, as of June 4, 2014 (the “Buyer Capitalization Date”), 23,710,807 shares of Buyer Common Stock and 5,992,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 707,035 shares of Buyer Common Stock underlying options and restricted stock currently outstanding; 1,376,528 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”); and 5,992,213 shares of Buyer Common Stock reserved for issuance upon conversion of the Buyer Non-Voting Common Stock. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b) Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals.  Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing with the Securities and Exchange

Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA and the South Carolina Articles of Merger pursuant to the SCBCA and the filing of Articles of Merger with respect to the Bank Merger, and (d) notices or filings required under consumer finance, mortgage banking and other similar laws, (e) such filings and approvals as are required to be made or obtained under “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

(b) Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement. To the knowledge of Buyer, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Buyer is not an “eligible depository institution” as defined in 12 C.F.R. §303.2(r).

(c) Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

4.6 Financial Statements.

(a) The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due to or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or in connection with this Agreement and the transactions contemplated hereby. Buyer has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860.

(c) Since March 31, 2014, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7 Broker’s Fees.  Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8 Absence of Certain Changes or Events.

(a) Since March 31, 2014, except as disclosed in the Buyer SEC Reports, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Buyer.

(b) Without limiting the foregoing, Buyer is not aware of any liability relating to Buyer’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Buyer Financial Statements.

(c) Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2013 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Legal Proceedings.

(a) Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b) There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10 Taxes and Tax Returns.  Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11 Compliance with Applicable Law.

(a) Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b) Buyer has complied in all material respects with (i) all contractual obligations of a Party related to its SBA and mortgage lending programs and (ii) all laws applicable to a Party related to its SBA and mortgage lending programs.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12 Assets.

(a) Since March 31, 2014, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b) To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.13 Approvals.  As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14 Buyer Information.  The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15 Bank Secrecy Act; Patriot Act; Money Laundering.  Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act. Buyer has not engaged in any material “unfair, deceptive, or abusive practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.16 CRA Compliance.  Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer’s and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

4.17 Tax Matters.  Neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Seller, or to use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Section 1.368-1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”). As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Seller shareholders in connection with the Merger.

4.18 Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Buyer or Buyer Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Buyer’s actual knowledge, threatened against Buyer or any of Buyer Subsidiaries. To the actual knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Buyer’s actual knowledge, each of Buyer and Buyer Subsidiaries, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Buyer) any property in which Buyer or any of Buyer Subsidiaries hold a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 4.18 are Buyer’s only representations and warranties with respect to environmental matters.

4.19 State Takeover Laws.  Buyer has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of any applicable “moratorium”, “fair price”, “business combination”, “control share”, or other anti-takeover laws.

4.20 No Further Representations.  Except for the representations and warranties specifically set forth in this Article IV of this Agreement, neither Buyer, Buyer Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Buyer, Buyer Bank or any of its officers, directors, employees, affiliates, or any other Person.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Seller’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause Seller Bank, to:

(a) conduct its business in the ordinary course in all material respects;

(b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Seller Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit Seller Bank to, without the prior written consent of Buyer:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by Seller Bank to Seller);

(d) grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock pursuant to the Seller Options, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(e) issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted pursuant to the Seller Options;

(f) hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements other than in the ordinary course of business and consistent with past practice.

(g) make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Seller (each, a “Classified Asset”); provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer and thus Seller or Seller Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;

(h) except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except (A) for normal increases made in the ordinary course of business consistent with past practice or (B) as required by applicable law, pre-existing contractual obligations, or the terms of any Seller Benefit Plan, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) except as required by the terms of existing awards, grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan, provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller shall be permitted to make such payments contemplated by Sections 6.5(c), 7.3(c) and 7.3(d)) of this Agreement and enter into such appropriate agreements to effect such payments;

(i) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than Seller Bank, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer, and Seller or Seller Bank, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule;

(j) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Agency;

(k) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person; provided, however, that Seller may settle any investment securities as to which purchase obligations have been incurred prior to the date hereof;

(l) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m) amend the Seller Articles of Incorporation or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any antitakeover or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o) other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Seller or Seller Bank to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t) take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Buyer Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such Regulatory Agency (except if such Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall prepare and thereafter mail or deliver the Proxy Statement to its shareholders at least 30 days before the Special Shareholder Meeting. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b) The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective

Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(c) Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Buyer and Seller, and any of their respective Subsidiaries, shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure). All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated April 9, 2014.

(c) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Approval.

(a) Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur no later than 15 days before the projected Closing of the Merger, as such term is defined elsewhere in this Agreement. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

(b) Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4 Seller’s 401(k) Plan.  Prior to the Effective Time, the Seller:

(a) by resolution of its directors, shall terminate the Harbor National Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) as of the day before the Effective Time. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date;

(b) for periods prior to the plan termination date, shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by the Seller or Seller Bank, and shall be permitted to make the discretionary contributions consistent with past practice that are set forth in Section 6.4(b) of the Seller Disclosure Schedule. In addition, the Seller shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Seller as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan; and

(c) on or before the Effective Time, Seller Bank shall refinance the loans granted to Seller Bank employees under the 401(k) Plan so that such loans are repaid to the 401(k) Plan on or before the

Effective Time. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.

6.5 Employee Matters.

(a) All individuals employed by, or on an authorized leave of absence from, Seller or Seller Bank immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or cause its applicable Subsidiaries to, provide to those Covered Employees rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and annual bonus opportunities provided to such Covered Employees by Seller immediately prior to the Effective Time.

(b) Buyer agrees that the Covered Employees, while they remain employees of Buyer after the Effective Time, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer or its Subsidiaries to similarly situated employees of Buyer and its Subsidiaries except as otherwise provided herein. Except as hereinafter provided, at the Effective Time, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer or its Subsidiaries in which Covered Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Effective Time:

(i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with the Seller and Seller Bank as if such service were with Buyer and its Subsidiaries;

(ii) Covered Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer and its Subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Time unless (and only during periods) Buyer elects to continue any such employee welfare benefit plans of the Seller Bank;

(iii) With respect to any plan year in which Buyer transitions Covered Employees to the medical, dental and health plans of Buyer and its Subsidiaries, Buyer shall use commercially reasonable efforts to cause medical, dental and health plans of Buyer and its Subsidiaries to give credit towards satisfaction of deductible and out-of-pocket limitations under such plans for any deductible, co-payment and other cost-sharing amounts previously paid by such Covered Employees under Seller Benefit Plans during the same plan year prior to the effective date of the Merger and the transactions associated therewith; and

(iv) Covered Employees will be first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first entry date coinciding with or following the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.

(c) If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or Seller Bank or is not entitled to benefits under Section 7.3(c) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or Seller Bank) as the result of an organizational or business restructuring or the integration of Seller or Seller Bank with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, base salary, commission structure or bonus opportunity will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending three months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification (“Severance Payment”). In addition, Buyer will make available a stay bonus for displaced employees of Seller Bank who remain employed with the Buyer or any of its Subsidiaries through the data processing conversion in an amount equal to six weeks of each such employees’ salary. Except as otherwise contemplated by this Agreement and except to the extent limited by the existing terms of such severance arrangements and plans, Seller shall, and shall cause Seller Bank to, take whatever action is necessary to terminate any and all other severance arrangements and plans and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(c) and agreements disclosed in Section 3.11(a) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law. Nothing contained in this Section 6.5(c) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by an amount such that the sum of the reduced severance pay and the additional benefit shall equal the amount of the unreduced severance pay determined on a present value basis.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or Seller Bank or who is or was serving at the request of Seller or Seller Bank as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or Seller Bank before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.11, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time and for six years thereafter, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or Seller Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.11.

(c) Buyer shall cause the individuals serving as officers and directors of Seller or Seller Bank immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that, if the premiums for such insurance are paid annually, in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.6(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.6(d) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8 Advice of Changes.  Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9 No Solicitation.

(a) None of Seller, Seller Bank or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or Seller Bank that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Seller shall, and shall cause Seller Bank and representatives of Seller and Seller Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) after the receipt of the required Regulatory Approvals of the Merger, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or Seller Bank is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize Seller Bank and its representatives to) (x) furnish nonpublic information regarding Seller and Seller Bank to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

(b) Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or Seller Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):

(i) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii) Seller has given Buyer at least five (5) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the financial terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, and a new notice period of two (2) business days shall commence upon the delivery of such new written notice and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c) In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or Seller Bank or for access to the properties, books or records of Seller or Seller Bank by any person that informs the Seller Board or Seller Bank that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or Seller Bank, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

(d) As used in this Agreement:

(i) “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Seller Bank and securities of the entity surviving any merger or business combination including Seller Bank) of Seller or Seller Bank representing more than 25% of the assets of Seller and Seller Bank, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or Seller Bank, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

(ii) “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e) Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or Seller Bank are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank, at the direction or with the consent of Seller or Seller Bank, shall be deemed to be a breach of this Section 6.9 by Seller.

(f) Nothing contained in this Section 6.9 shall prohibit Seller or Seller Bank from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act.

6.10 Restructuring Efforts.  If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the merger consideration provided in Section 1.4 of this Agreement in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.11 Reasonable Best Efforts; Cooperation.  Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and to use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.12 Tax Covenants of Buyer and Buyer Bank.  After the Effective Time, Buyer, either directly or through Buyer Bank as long as Buyer Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

6.13 Additional Documentation.  On or before the date of this Agreement, (a) each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit B; (b) each member of the Seller Board shall have executed and delivered a director’s nonsolicitation agreement in the form attached as Exhibit C (the “Nonsolicitation Agreements”); and (c) Buyer Bank shall have entered into, effective upon Closing, an employment agreement with Charles F. Rivers, III, with a term of two (2) years following Closing (the “Rivers Employment Agreement”).

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Shareholder Approval.  The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of shares of Seller Common Stock entitled to vote thereon.

(b) Form S-4.  The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(d) Federal Tax Opinion.  Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer and Seller, dated the

Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(e) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(f) NASDAQ.  Buyer shall have filed all notifications required by NASDAQ in connection with the issuance of shares of Buyer common stock in the Merger.

7.2 Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to such effect.

(c) Director’s Nonsolicitation Agreements.  No member of the Seller Board shall have attempted to rescind or repudiate his or her Director Nonsolicitation Agreement.

(d) Resignations.  The directors of Seller and Seller Bank immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

7.3 Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c) Severance/Benefit Payments.  To the extent permitted by applicable law, each of Charles F. Rivers, III, Willard R. Stout, Joseph P. Laferte, Jr., Kathy Hall, Ryan Werking, and Chuck Stuart shall have received those payments listed on Section 7.3(c) of the Seller Disclosure Schedule, which shall be paid on or before the Effective Time.

(d) Employment Agreements.  Buyer Bank shall have entered into, effective upon Closing, an employment agreement with Willard R. Stout, with a term of eighteen (18) months following Closing. Buyer Bank shall not have attempted to rescind or repudiate the Rivers Employment Agreement.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer, by the following:

(a) Mutual Consent.  By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors.

(b) No Regulatory Approval.  By either Seller or Buyer, if any Governmental Entity that must grant regulatory approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(c) Delay.  By either Seller or Buyer, if the Merger shall not have been consummated on or before November 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement.

(d) Material Breach of Representation, Warranty or Covenant.  By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Article VII and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period.

(e) Failure to Recommend.  By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof. The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

(f) Buyer Stock Performance.  By either party, in the event that both: (i) the BNC VWAP is less than $13.27 (the “Initial VWAP”) and (ii) the number obtained by dividing the BNC VWAP by the Initial VWAP is less than 80% of the number obtained by dividing $68.11 by the average closing price of the KBW Regional Bank Index over the twenty (20) trading day period beginning on the twenty-first (21st) day prior to the Closing Date and ending on the second to last day prior to the Closing Date. The calculations pursuant to this Section 8.1(f) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Buyer Common Stock outstanding after the date hereof and prior to the Closing Date.

8.2 Effect of Termination.  If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Seller shall pay to Buyer a termination fee in the amount of $2,000,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i) (A) this Agreement is terminated by Buyer pursuant to Section 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii) after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

(A) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B) Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii) the Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii).  Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $250,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c) Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. The amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of termination of this Agreement specified in such section. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4 Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the merger consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5 Extension; Waiver.  At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1 Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date ”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2 Standard.  No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), and Section 3.2(d) shall be deemed untrue and incorrect if not true and correct in all respects, except for such inaccuracies as may be caused by the issuance of Seller Common Stock as a result of the exercise of Seller Options that are outstanding on the date of this Agreement, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.11 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:

Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, South Carolina 29407
Attention: Charles F. Rivers, III, President and CEO
E-mail: crivers@harborbankgroup.com

with a copy to:

Bryan Cave LLP
1201 W. Peachtree St. N.W.
Atlanta, GA 30309
Attention: Jonathan S. Hightower
Email: jonathan.hightower@bryancave.com

and

(b) if to Buyer, to:

BNC Bancorp
3980 Premier Drive
High Point, NC 27265
Attention: Richard D. Callicutt II, President and CEO
Email: rcallicutt@bankofnc.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP
271 17th Street, NW, Suite 2400
Atlanta, GA 30363
Attention: Richard T. Hills
Email: rhills@wcsr.com

9.5 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.7 Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9 Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10 Assignment; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5, 6.6, and 6.10, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b) No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11 Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II Name: Richard D. Callicutt II Title: President and CEO

HARBOR BANK GROUP, INC.

By:	/s/ Charles F. Rivers, III Name: Charles F. Rivers, III Title: President and Chief Executive Officer

Exhibit A	Subsidiary Plan of Merger
Exhibit B	Support Agreement
Exhibit C	Director’s Agreement

EXHIBIT A
SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the 4th day of June, 2014, by and between Bank of North Carolina, a North Carolina banking corporation (“Bank of North Carolina”), and Harbor National bank, a national banking association (“Harbor Bank”).

WITNESSETH:

WHEREAS, BNC Bancorp, a North Carolina corporation (“BNC”), and Harbor Bank Group, Inc., a South Carolina corporation (“Harbor”), entered into that certain Agreement and Plan of Merger dated as of June 4, 2014 (the “Merger Agreement”), which provides for the merger of Harbor with and into BNC (the “Merger”);

WHEREAS, immediately following consummation of the Merger, BNC and harbor, as the current sole-shareholders, respectively, of Bank of North Carolina and Harbor Bank, desire to consolidate the operations of Bank of North Carolina and Harbor Bank pursuant to the merger of Harbor Bank with and into Bank of North Carolina (the “Subsidiary Merger”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 Merger.  Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Harbor Bank shall be merged with and into Bank of North Carolina as authorized by the relevant provisions of the Bank Merger Act (12 U.S.C. §1828(c)) and Chapter 53C of the North Carolina General Statutes. Bank of North Carolina shall be the surviving bank resulting from the Subsidiary Merger (the “Surviving Bank”) and shall be operated as a wholly owned subsidiary of BNC. At the Effective Time, the separate existence of Harbor Bank shall cease.

1.2 Effective Time.  The Subsidiary Merger shall not be effective unless and until (i) the Merger is consummated; and (ii) the Subsidiary Merger receives all necessary approvals from the Federal Deposit Insurance Commission (“FDIC”) pursuant to 12 C.F.R. §303.62, the North Carolina Commissioner of Banks (“NCCOB”) pursuant to N.C. Gen. Stat. §53C-7-101, et seq., the Office of the Comptroller of the Currency (“OCC”) pursuant to 12 C.F.R §5.33, or such later time as specified in the Articles of Merger filed with the North Carolina Secretary of State and the OCC (the “Effective Time”).

1.3 Articles of Incorporation and Bylaws.

(a) The Articles of Incorporation of Bank of North Carolina in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

(b) The Bylaws of Bank of North Carolina in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

1.4 Directors and Officers.  The directors and officers of Bank of North Carolina, together with such additional persons as may thereafter be appointed, shall serve as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.

1.5 Offices.  The principal office of the Surviving Bank will be located in Thomasville, North Carolina. Immediately after the Effective Time, a branch of the Surviving Bank will be established at each branch location of Bank of North Carolina and Harbor Bank which existed immediately prior to the Effective Time.

1.6 Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.

(a) As of the Effective Time, the corporate existence of Bank of North Carolina and Harbor Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as Bank of North Carolina and Harbor Bank.

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(b) As of the Effective Time, all rights, franchises, and interests of both Bank of North Carolina and Harbor Bank in and to every type of property (real, personal, and mixed), and all choses in action of both Bank of North Carolina and Harbor Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Subsidiary Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Bank of North Carolina or Harbor Bank at the Effective Time.

(c) All liabilities and obligations of both Bank of North Carolina and Harbor Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Bank of North Carolina and Harbor Bank were so bound at the Effective Time.

ARTICLE II
MANNER AND BASIS OF CONVERTING SHARES OF STOCK

2.1 Manner of Conversion.  At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:

(a) Each share of Bank of North Carolina common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

(b) Each share of Harbor Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III
COVENANTS AND AGREEMENTS

3.1 Commercially Reasonable Efforts, Cooperation.  Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

3.2 Regulatory Matters.

(a) Bank of North Carolina and Harbor Bank shall cause to be prepared and filed all required applications, notifications and other filings with the FDIC, the NCCOB, the OCC, and any other state or federal regulatory authority having jurisdiction over the Subsidiary Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Subsidiary Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.

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(b) Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

3.3 Tax Treatment.  Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Subsidiary Merger to qualify, and to take no action which would cause the Subsidiary Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ARTICLE IV
CONDITIONS TO CLOSING

The obligations of Bank of North Carolina and Harbor Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:

4.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction of the conditions set forth in Article VII of the Merger Agreement. In addition, the closing of the Subsidiary Merger is expressly conditioned on the prior closing of the Merger.

4.2 Regulatory Approvals.  The Regulatory Authorities shall have approved or consented to the Subsidiary Merger, and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired.

ARTICLE V
TERMINATION AND AMENDMENT

5.1 Termination.  This Plan of Merger may be terminated and the Subsidiary Merger abandoned at any time prior to the Effective Time by either party. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void and shall have no effect, without further liability on behalf of any party. The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article VIII thereof.

5.2 Amendments.  To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Bank of North Carolina and Harbor Bank.

ARTICLE VI
MISCELLANEOUS

6.1 Counterparts.  This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

6.2 Persons Bound; No Assignment.  This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

6.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of North Carolina and, to the extent applicable, the federal laws of the United States.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

BANK OF NORTH CAROLINA

By:	/s/ Richard D. Callicutt II Richard D. Callicutt II, President and CEO

HARBOR NATIONAL BANK

By:	/s/ Charles F. Rivers, III Charles F. Rivers, III, President and CEO

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EXHIBIT B
SUPPORT AGREEMENT

June 4, 2014

BNC Bancorp
3980 Premier Drive
High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.	While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.
2.	While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired for the approval of the Agreement and the Merger at the Seller Shareholders Meeting.
3.	The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.
4.	The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.
5.	The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and shall not in any way be construed to require the undersigned, acting in his capacity as a director or officer of Seller, to act or fail to act in accordance with the undersigned’s fiduciary duties in such capacity.
6.	This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, or (c) the Board of Directors of Seller making an Adverse Recommendation Change in accordance with Section 6.06(b) of the Agreement.

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7.	As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority:

Number of shares owned with shared voting
authority:

Accepted and agreed to as of
the date first above written:

BNC Bancorp

/s/ Richard D. Callicutt II

By: Richard D. Callicutt II
Its: President and CEO

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EXHIBIT C
DIRECTOR’S NON-SOLICITATION AGREEMENT

THIS DIRECTOR’S NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of June 4, 2014, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving merger consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the merger consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1. Contingent on Merger.  This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2. Noninterference with Customers.

(a) Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business (as defined below) from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b) “Restricted Period” means a period of one year following the Effective Time.

(c) “Restricted Business” means the business that was engaged in by Seller and Seller Bank immediately before the Effective Time. Director acknowledges and agrees that Seller and Seller Bank were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, and mortgage services and products.

(d) “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or Seller Bank immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and Seller Bank were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

(e) “Restricted Customer” means any person or entity that was a customer of Seller or Seller Bank at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

3. Noninterference with Employees.  Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or Seller Bank immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

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4. Confidential Information.

(a) Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b) “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

5. Reasonableness and Breach.  Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the merger consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

6. Judicial Modification.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

7. Assignment.  Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

8. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

9. Waiver; Construction.  No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

10. Entire Agreement.  This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

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IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:

[NAME]

BUYER

BNC Bancorp

By:	/s/ Richard D. Callicutt II Name: Richard D. Callicutt II Title: President and CEO

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APPENDIX B

CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT

§33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§33-13-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(b) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

§33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

§33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

§33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

§33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

§33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

§33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

§33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

§33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

§33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

§33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

APPENDIX C

June 2, 2014

Board of Directors
Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, SC 29407

Members of the Board:

BSP Securities, Inc. (“BSP”), a wholly-owned subsidiary of Banks Street Partners, LLC, understands that Harbor Bank Group, Inc. (“Seller”) and BNC Bancorp (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of June 4, 2014 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Seller’s bank subsidiary, Harbor National Bank, shall merge with and into Buyer’s bank subsidiary, Bank of North Carolina.

In accordance with the terms of the merger agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.950 share of Buyer Common Stock per share (“Per Share Stock Consideration”) (such Per Share Cash Consideration and Per Share Stock Consideration shall be referred to as the “Merger Consideration”). In the event BNC’s 20 trading day volume weighted-average price (“Buyer VWAP”) ending two days prior to the closing date is less than $16.85, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive: (A) 0.950 shares of Buyer Common Stock, plus (B) cash in an amount equal to the difference between (1) $16.00 and (2) 0.950 times BNC VWAP; provided, however, that the aggregate amount of cash consideration to be paid by Buyer shall not exceed $5.0 million. In the event that BNC VWAP is greater than $18.00, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive the number of shares of Buyer Common Stock as determined by the following formula:

[$17.10 + [(Buyer VWAP – $18.00) x 0.60]]
Buyer VWAP

Seller requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the merger agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has provided advisory services to Buyer, for which it has received compensation.

For purposes of this Opinion and in connection with our review of the proposed the Merger, we have, among other things:

1.	Reviewed the terms of the merger agreement;

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;
3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2013, 2012 and 2011 and Seller’s internal, unaudited financial statements for the period ended March 31, 2014;
4.	Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2013, as well as quarterly reports on Form 10-Q for the quarter ended March 31, 2014;
5.	Reviewed certain financial forecasts and projections of Harbor, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;
6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Harbor;
7.	Reviewed historical trading activity of Buyer and analysts’ consensus estimates for Buyer’s future earnings;
8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;
9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of Harbor at March 31, 2014 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of Harbor, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Harbor, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the merger agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that Harbor and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the merger agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the merger agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated April 1, 2014. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of BNC’s Amended Articles provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Amended Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Amended Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on October 2, 2014.

BNC BANCORP
By: /s/ Richard D. Callicutt II Richard D. Callicutt II President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard D. Callicutt II Richard D. Callicutt II President, Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2014
* David B. Spencer Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 2, 2014
* Ronald J. Gorczynski Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 2, 2014
* James T. Bolt, Jr. Director	October 2, 2014
* Joseph M. Coltrane, Jr. Director	October 2, 2014
* Charles T. Hagan III Director	October 2, 2014
* Elaine M. Lyerly Director	October 2, 2014
* W. Swope Montgomery, Jr. Director	October 2, 2014
* Lenin J. Peters, M.D. Director	October 2, 2014
* John S. Ramsey, Jr. Director	October 2, 2014

* Thomas R. Sloan Director	October 2, 2014
* Thomas R. Smith Director	October 2, 2014
* Robert A. Team, Jr. Director	October 2, 2014
* G. Kennedy Thompson Director	October 2, 2014
* D. Vann Williford Director	October 2, 2014
* Richard F. Wood Director	October 2, 2014
* By: /s/ Richard D. Callicutt II Richard D. Callicutt II Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 4, 2014 by and between Harbor Bank Group, Inc. and BNC Bancorp, incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 5, 2014 (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement).†
3.1	Articles of Incorporation of BNC Bancorp, incorporated herein by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.
3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.
3.3	Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.
4.1	Form of Stock Certificate of BNC Bancorp, incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.
5.1	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.
8.1	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.
21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on March 13, 2014.
23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1).
23.2	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.
24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).
99.1	Consent of BSP Securities, Inc.
99.2	Harbor Bank Group, Inc. Proxy Card.

†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601 (b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.